AGREEMENT AND PLAN OF MERGER


                                  By and Among


                              ALARIS MEDICAL, INC.


                          ALARIS MEDICAL SYSTEMS, INC.


                        HERBERT J. AND SHIRLEY L. SEMLER


                                INSTROMEDIX, INC.


                                     AND THE


                                  SHAREHOLDERS







                               Dated June 24, 1998






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                                                                        PAGE


                                TABLE OF CONTENTS
                                                                       Page

RECITALS                                                                 1

ARTICLE I

         THE MERGER                                                      1
         1.1.     The Merger                                             1
         1.2.     Effective Time of the Merger                           1
         1.3.     The Closing                                            2
         1.4.     Articles of Incorporation                              2
         1.5.     Bylaws                                                 2
         1.6.     Directors and Officers                                 2

ARTICLE II

         EFFECT OF THE MERGER ON THE CAPITAL STOCK OF
         MERGER SUB AND THE COMPANY; MERGER CONSIDERATION;
         POST-CLOSING ADJUSTMENT                                         2
         2.1.     Effect on Capital Stock and Options                    2
         2.2.     Closing Balance Sheet Adjustment                       3
         2.3.     Surrender and Payment                                  5
         2.4.     Taking Necessary Action; Further Action                6

ARTICLE III

         REPRESENTATIONS AND WARRANTIES
         CONCERNING THE SEMLERS AND THE SHAREHOLDERS                     6
         3.1.     Ownership of Shareholders' Stock                       6
         3.2.     Authority; Enforceability                              7
         3.3.     Prohibitions                                           7
         3.4.     Consents and Approvals of Governmental Authorities     7

ARTICLE IV

         REPRESENTATIONS AND WARRANTIES
         CONCERNING THE COMPANY                                          7
         4.1.     Description and Lists                                  8
         4.2.     Organization; Authority; Enforceability                10
         4.3.     Capitalization                                         11
         4.4.     No Violation                                           11
         4.5.     Consents and Approvals of Governmental Authorities     12
         4.6.     Financial Statements; No Undisclosed Liabilities;
                  Company Debt                                           12
         4.7.     Arrangements with Shareholders, Officers or Employees  13
         4.8.     Absence of Certain Changes                             13


                                      -ii-

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                                                                       PAGE


         4.9.     Title to Property; Leases; Encumbrances                15
         4.10.    Intellectual Property                                  15
         4.11.    Litigation; Compliance with Laws                       16
         4.12.    Environmental Matters                                  17
         4.13.    Tax Matters                                            18
         4.14.    Benefit Plans                                          21
         4.15.    Labor Matters                                          22
         4.16.    Purchase and Sale Commitments                          23
         4.17.    Insurance                                              23
         4.18.    Contracts                                              23
         4.19.    Finders and Investment Bankers                         23
         4.20.    Approvals                                              23
         4.21.    Products                                               24
         4.22.    Distribution Agreements                                24
         4.23.    Regulatory Matters                                     24
         4.24.    Millennium Compliance                                  26

ARTICLE V

         REPRESENTATIONS AND WARRANTIES
         OF PURCHASER                                                    26
         5.1.     Organization; Authority and Enforceability.            26
         5.2.     No Violation                                           27
         5.3.     Consents and Approvals of Governmental Authorities     27
         5.4.     Finders and Investment Bankers                         27
         5.5.     Litigation                                             27
         5.6.     Merger Sub                                             27

ARTICLE VI

         CONDUCT OF BUSINESS PENDING CLOSING                             28
         6.1.     Conduct of Business of the Company                     28
         6.2.     Access to Information and Facilities                   29

ARTICLE VII

         ADDITIONAL AGREEMENTS                                           30
         7.1.     Advice of Change                                       30
         7.2.     Public Announcements                                   31
         7.3.     Books and Records                                      31
         7.4.     Senior Credit Agreement; Financing                     31
         7.5.     Consents and Approvals                                 32
         7.6.     Cooperation Regarding Benefit Plans                    32


                                      -iii-

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                                                                          PAGE


         7.7.     Satisfaction of Closing Conditions                        32
         7.8.     Tax Covenants                                             32
         7.9.     No Solicitation                                           34
         7.10.    Additional Instruments; Further Assurances                34
         7.11.    Antitrust Notification                                    34
         7.12.    CompressAR Business                                       34
         7.13.    Real Estate Matters                                       35
         7.14.    Option Exercise Period; Option Cancellation Agreements    35
         7.15.    FIRPTA Certificate                                        35
         7.16.    Creation of Merger Sub                                    35
         7.17.    Shareholder Indebtedness                                  36
         7.18.    Related Party Agreements                                  36
         7.19.    Agreements Regarding Katchis Patent                       36

ARTICLE VIII

         CONDITIONS TO OBLIGATIONS OF EACH PARTY                            37
         8.1.     HSR Act                                                   37
         8.2.     No Action or Proceeding; Compliance with Law              37

ARTICLE IX

         CONDITIONS TO PURCHASER'S OBLIGATIONS                              37
         9.1.     Representations and Warranties                            37
         9.2.     Performance                                               37
         9.3.     Legal Opinions                                            38
         9.4.     Required Consents                                         38
         9.5.     Certificates                                              38
         9.6.     Resignation                                               38
         9.7.     Signature Authority                                       38
         9.8.     Waiver of Rights                                          38
         9.9.     Non-Competition Agreement                                 38
         9.10.    Certification of Minimum Shareholders' Equity and Net
                  Current Assets                                            38
         9.11.    Company Debt Payoff; Releases                             39
         9.12.    Option Cancellation Agreements                            39

ARTICLE X

         CONDITIONS TO OBLIGATIONS OF THE COMPANY AND THE SHAREHOLDERS
                                                                            39
         10.1.    Representations and Warranties                            39
         10.2.    Performance                                               40
         10.3.    Opinion of Purchaser's Counsel                            40

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                                                                          PAGE


         10.4.    Certificates                                              40
         10.5.    Payment of Company Debt; Release of Guarantee             40
         10.6.    Merger Sub                                                40

ARTICLE XI

         TERMINATION                                                        40

ARTICLE XII

         NATURE AND SURVIVAL OF REPRESENTATIONS
         AND WARRANTIES; INDEMNIFICATION                                    41
         12.1.    Survival of Representations, Warranties, etc.             41
         12.2.    Semlers' and Shareholders' Agreement to Indemnify         41
         12.3.    Parent and Purchaser's Agreement to Indemnify             43
         12.4.    Third Party Claims                                        43
         12.5.    Effect of Taxes and Insurance                             45
         12.6.    Purchase Price Adjustment                                 45
         12.7.    Due Date; Interest                                        45
         12.8.    Remedies Exclusive                                        45

ARTICLE XIII

         MISCELLANEOUS PROVISIONS                                           45
         13.1.    Representations/Covenants of the Shareholders and the
                  Company                                                   45
         13.2.    Amendment and Modification                                46
         13.3.    Waiver                                                    46
         13.4.    Notices                                                   46
         13.5.    Binding Nature; Assignment                                48
         13.6.    Governing Law; Submission to Jurisdiction                 48
         13.7.    Transactional Expenses                                    49
         13.8.    Counterparts                                              49
         13.9.    Headings; References                                      49
         13.10.   Entire Agreement                                          49
         13.11.   Drafting Conventions                                      49
         13.12.   Arbitration                                               49
         13.13.   Appointment of Shareholder Representative                 50

ARTICLE XIV

         GLOSSARY                                                           51
         14.1.    Definitions                                               51
         14.2.    Terms Defined Elsewhere in the Agreement                  59


                                       -v-

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                                LIST OF SCHEDULES


Schedule 3.1                 Ownership of Shareholders' Stock

Schedule 4.1(a)              Real Property

Schedule 4.1(b)              Intellectual Property

Schedule 4.1(c)              Material Contracts

Schedule 4.1(d)              Employees and Compensation Arrangements

Schedule 4.1(e)              Banks

Schedule 4.1(f)              Capital Expenditures

Schedule 4.1(g)              Major Customers, Suppliers and Distributors

Schedule 4.1(h)              Product Liability and Personal Injury Claims

Schedule 4.1(i)              Powers of Attorney

Schedule 4.1(j)              Insurance

Schedule 4.1(k)              Product Warranties

Schedule 4.1(l)              Approvals

Schedule 4.1(m)              Distribution and Development Agreements

Schedule 4.2                 Organization; Authority; Enforceability

Schedule 4.3                 Capitalization

Schedule 4.4                 No Violation of the Company

Schedule 4.6                 Financial Statements; No Undisclosed Liabilities

Schedule 4.7                 Arrangements with Shareholders, Officers or
                             Employees

Schedule 4.8                 Absence of Certain Changes

Schedule 4.9                 Title to Property; Leases; Encumbrances

Schedule 4.10                Intellectual Property


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Schedule 4.11                Litigation; Compliance With Laws

Schedule 4.12                Environmental Matters

Schedule 4.13                Tax Matters

Schedule 4.14                Benefit Plans

Schedule 4.15                Labor Matters

Schedule 4.16                Purchase and Sale Commitments

Schedule 4.18                Contracts

Schedule 4.20                Material Approvals (Except As Set Forth on
                             Schedule 4.23)

Schedule 4.21                Products

Schedule 4.23                Regulatory Matters

Schedule 7.12                CompressAR Business Assets and Liabilities



                                      -vii-

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                                LIST OF EXHIBITS


Exhibit A             Shareholder Agreement and Consent

Exhibit B             Articles of Merger

Exhibit C-1           Option Cancellation Agreement(Instromedix,Inc. Employees)

Exhibit C-2           Option Cancellation Agreement (Gregory T. Semler)

Exhibit D             Promissory Note

Exhibit E             Ralin License Agreement

Exhibit F             Assignment and Assumption Agreement

Exhibit G             Transition Services Agreement

Exhibit H-1           Consent and Estoppel Certificate for Oregon Property

Exhibit H-2           Consent and Estoppel Certificate for Washington Property

Exhibit I-1           Opinion of Latham & Watkins

Exhibit I-2           Opinion of Stoel Rives LLP

Exhibit J             Officer and Secretary Certificate

Exhibit K             Release and Waiver (Semlers, Shareholders, Board of
                      Directors)

Exhibit L-1           Non-Competition Agreement (Semlers)

Exhibit L-2           Non-Competition Agreement (Gregory T. Semler)

Exhibit M             Closing Certificate

Exhibit N             Opinion of Gordon Altman Butowsky Weitzen Shalov & Wein

Exhibit O             Merger Sub Signature Page

                          AGREEMENT AND PLAN OF MERGER


          AGREEMENT AND PLAN OF MERGER ("Agreement") dated June 24, 1998, by and among ALARIS Medical, Inc., a Delaware corporation ("Parent"), ALARIS Medical Systems, Inc., a Delaware corporation ("Purchaser"), Instromedix, Inc., an Oregon corporation (the "Company"), Herbert J. Semler and Shirley L. Semler (together, the "Semlers") and each person named on the signature page hereof under the caption "Shareholders" (each, a "Shareholder" and collectively, the "Shareholders"). Unless otherwise defined herein, each capitalized term used herein shall have the meaning attributed to it in the Glossary.


                              W I T N E S S E T H

          WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, Purchaser and the Company will enter into a business combination transaction pursuant to which a newly-formed, wholly-owned Subsidiary of Purchaser ("Merger Sub") will merge with and into the Company ("Merger"), with the Company continuing as the surviving corporation and a wholly-owned Subsidiary of Purchaser ("Surviving Corporation");

          WHEREAS, the board of directors of each of Parent, Purchaser and the Company have: (i) determined that the Merger would be fair to and in the best interests of their respective shareholders and (ii) approved this Agreement and the transactions contemplated hereby; and

          WHEREAS, concurrently with the execution hereof and as a condition to Parent and Purchaser entering into this Agreement, all of the shareholders of the Company have entered into a Shareholder Agreement and Consent attached hereto as Exhibit A ("Shareholder Consent").

          NOW, THEREFORE, in consideration of the premises and of the mutual representations, warranties, agreements and covenants hereinafter set forth, the parties hereto, desiring to be legally bound, hereby agree as follows:


                                    ARTICLE I

                                   THE MERGER

          1.1. The Merger. At the Effective Time and subject to the terms and conditions contained herein, Merger Sub shall be merged with and into the Company in accordance with the OBCA, the separate existence of Merger Sub shall thereupon cease, and the Company shall be the Surviving Corporation of the Merger and shall succeed to and assume all of the rights, properties, franchises, liabilities and obligations of Merger Sub in accordance with the OBCA and this Agreement.

          1.2. Effective Time of the Merger. Subject to the provisions of this Agreement, the parties hereto shall cause the Merger to be consummated by filing articles of merger in the form

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of Exhibit B ("Articles  of Merger") with the Secretary of State of the State of
Oregon, as provided in the OBCA, as soon as practicable on or after the Closing Date. The Merger shall become effective upon such filing or at such time thereafter as is provided in the Articles of Merger ("Effective Time").

          1.3. The Closing. The closing of the transactions contemplated hereby ("Closing") shall take place at 10:00 a.m. San Francisco time at the offices of Latham & Watkins, 505 Montgomery Street, San Francisco, California, on the later of (a) July 7, 1998 or (b) the second business day after termination or expiration of the waiting period (or any extension thereof) applicable to the Merger under HSR, unless another date, time or place is agreed to in writing by Purchaser and the Company (the "Scheduled Closing Date"). The date of such Closing is referred to herein as the "Closing Date". The parties hereto agree that they will take all commercially reasonable action necessary to close the transactions contemplated hereby on or before the Scheduled Closing Date.

          1.4. Articles of Incorporation. The articles of incorporation of the Company as in effect immediately prior to the Effective Time shall be the articles of incorporation of the Surviving Corporation, until duly amended in accordance with the terms thereof and the OBCA.

          1.5. Bylaws. The bylaws of the Company as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation, until duly amended in accordance with the terms thereof, of the articles of incorporation of the Surviving Corporation and of the OBCA.

          1.6. Directors and Officers. The directors and officers of Merger Sub at the Effective Time shall be the directors and officers of the Surviving Corporation until the successors of all such persons shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's articles of incorporation and bylaws.


                                   ARTICLE II

                  EFFECT OF THE MERGER ON THE CAPITAL STOCK OF
                MERGER SUB AND THE COMPANY; MERGER CONSIDERATION;
                             POST-CLOSING ADJUSTMENT

          2.1. Effect on Capital Stock and Options. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Stock or the holder of any shares of capital stock of Merger Sub:

          (a) Each share of the capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and non-assessable share of common stock, par value $.01 per share, of the Surviving Corporation;

          (b) Each share of Stock which is issued and outstanding immediately prior to the Effective Time (subject to Section 2.1(c)) shall be converted into the right to receive the Per Share Merger Consideration subject to the provisions of Section 2.3;

          (c) Each share of Stock that is owned by the Company shall be canceled and retired and shall cease to exist and no consideration shall be delivered or deliverable in exchange therefor; and

          (d) (i) Each outstanding and vested option or other Right to purchase Stock (each, an "Option" and collectively, "Options") under the Company's Stock Option Plan, the holder of which shall have entered into an option cancellation agreement ("Option Cancellation Agreement") substantially in the form of Exhibit C-1, shall be canceled in accordance with the terms of such Option Cancellation Agreement in exchange for the right to receive from Purchaser on behalf of the Surviving Corporation on the first business day after the Effective Time ("First Business Day") an amount in cash (subject to reduction for any applicable withholding Taxes) equal to the Option Value;

          (ii) (x) Each outstanding Option (whether or not vested) under the Company's Stock Option Plan, the holder of which shall not have entered into an Option Cancellation Agreement, and (y) the unvested portion of any Option the holder of which shall have entered into an Option Cancellation Agreement, shall be canceled in accordance with the terms of such Option and the Stock Option Plan without regard to whether the Effective Time occurs prior to the expiration of the Option Notice Period;

          (iii) The Semler Option shall be canceled in accordance with the terms of the Option Cancellation Agreement substantially in the form of Exhibit C-2 executed by Gregory T. Semler concurrently with the execution of this Agreement in exchange for the right to receive on the First Business Day from Purchaser on behalf of the Surviving Corporation an amount in cash (subject to reduction for any applicable withholding Taxes) equal to the Option Value;

          (iv) On the business day immediately preceding the Closing Date, the Company shall deliver to Purchaser a certificate signed by Herbert J. Semler in his capacity as Chief Executive Officer of the Company and Shirley L. Semler in her capacity as Executive Vice President of the Company indicating: (A) each holder of Options that has entered into an Option Cancellation Agreement; (B) the aggregate amount ("Total Option Cancellation Amount") payable by the Surviving Corporation pursuant to the Option Cancellation Agreements without reduction for applicable withholding Taxes and (C) the aggregate applicable withholding Taxes payable with respect thereto.

                  2.2.       Closing Balance Sheet Adjustment.

          (a) Within sixty (60) days after the Closing Date, Purchaser shall cause to be prepared in consultation with the Shareholder Representative and shall deliver to the Shareholder Representative a balance sheet of the Company as of the close of business on the Closing Date, which balance sheet shall reflect, among other things, total current assets, total current liabilities and total shareholders' equity ("Closing Balance Sheet"). The Closing Balance Sheet shall be prepared in accordance with GAAP applied in a manner and using policies consistent with those utilized in preparing the Financial Statements (so long as such policies are consistent with GAAP). The Closing Balance Sheet: (i) shall exclude the book value of the net assets (other than going concern value or other goodwill) of the CompressAR business if such business is transferred to Newco pursuant to Section 7.12 (and shall not include any amount paid by Newco therefor or accruals for any Taxes payable by the Company as a result of such transfer); (ii) shall provide for Taxes as though the period commencing January 1, 1998 and ending on the Closing Date were a taxable year (excluding Taxes arising from the transfer of the CompressAR Net Assets to Newco if such assets are transferred pursuant to
Section 7.12); (iii) shall not reflect any effect of the exercise of any Options after the Balance Sheet Date or the execution of any Option Cancellation
Agreements and (iv) shall reflect as a liability the full amount of any Excess Transactional Expenses (except Excess Transactional Expenses, if any, that were subtracted from the amounts paid under the promissory notes referred to in
Section 2.3) but shall not include any other Transactional Expenses. Without limiting the requirement that all liabilities be reflected on the Closing Balance Sheet, the parties agree that in preparing the Closing Balance Sheet, Company Debt shall be classified as current or long-term without regard to the existence of any default thereunder; provided, however, that all amounts paid at Closing to satisfy in full the Company Debt (other than principal classified as long-term) shall be classified as a current liability.

        (b) If the Shareholder Representative does not dispute the amounts set forth in the Closing Balance Sheet within fifteen (15) days after receipt thereof, the Closing Balance Sheet shall be conclusive. If the Shareholder Representative disputes any amount set forth in the Closing Balance Sheet, the Shareholder Representative shall so notify Purchaser in writing (specifying his objections and the reasons therefor in reasonable detail) within fifteen (15) days following receipt thereof and the parties will use all reasonable efforts to resolve any such disputes. If any such dispute (the amount of the dispute, hereinafter the "Disputed Amount") cannot promptly be resolved (but in any event within fifteen (15) days after submission of the written objections of the Shareholder Representative), the parties agree that they will submit the matter to the office of JAMS/Endispute located in San Francisco, California (or, if none, then the office of JAMS/Endispute located closest to San Francisco, California). The resolution of the dispute by JAMS/Endispute will be conclusive and binding upon the parties. The fees and expenses incurred by the parties in connection with the dispute shall be paid by the Shareholder Representative and/or Purchaser in proportion to the amount: (i) in the case of the Shareholder Representative, of the Disputed Amount determined by JAMS/Endispute to be paid by the Shareholders and (ii) in the case of Purchaser, of the Disputed Amount determined by JAMS/Endispute that need not be paid by the Shareholders. The Closing Balance Sheet and the information set forth thereon, as finally determined pursuant to this Section 2.2(b), is hereinafter referred to as the "Final Closing Balance Sheet".

          (c) If either: (i) the excess of total current assets over total current liabilities as set forth on the Final Closing Balance Sheet is less than $2,750,000 (such deficit, the "Net Current Assets Shortfall") or (ii) total shareholder's equity as shown on the Final Closing Balance Sheet is less than $2,000,000 (such deficit, the "Shareholders' Equity Shortfall"), then the Semlers and the Semler Trusts, jointly and severally, and each of the Other Shareholders, severally (with respect to each of the Other Shareholders only, to the extent of its Shareholder Percentage), shall be liable to pay over to Purchaser an amount in cash equal to the excess of: (i) the greater of the Net Current Assets Shortfall or the Shareholders' Equity Shortfall over (ii) the amount referred to in clause (d) of the definition of Purchase Price.

          (d) Any payment required to be made under Section 2.2(c) shall be made within five (5) days after the later of : (i) the final determination thereof either by acceptance of the Closing Balance Sheet or final JAMS/Endispute award or (ii) the date the promissory notes delivered pursuant to Section 2.3 are paid in full (the fifth day after the later of such events, the "Due Date"), without setoff for any other matter, by wire transfer to an account designated by Purchaser and shall, in addition to such amount, include interest on the amount required to be paid calculated from the date of delivery of the Closing Balance Sheet through the Due Date at a rate of ten percent (10%) per annum compounded annually. Any payment to be made pursuant to Section 2.2(c) which is not made on the Due Date shall bear interest at the rate of fifteen percent (15%) per annum compounded annually from the Due Date until the date paid.

          2.3. Surrender and Payment.

          (a) Upon surrender to Purchaser by each of the Shareholders of all of the Certificates representing shares of Stock owned of record by such Shareholder immediately prior to the Effective Time (or an affidavit declaring such Certificates lost or stolen in a form reasonably acceptable to Purchaser and an indemnity bond issued by a commercial surety company in a form and amount reasonably acceptable to Purchaser): (i) Purchaser will deliver to each Shareholder on behalf of the Surviving Corporation an amount in cash equal to the Initial Percentage of the Per Share Merger Consideration with respect to each share of Stock represented by such Shareholder's Certificates and (ii) Parent will deliver to each Shareholder on behalf of the Surviving Corporation a promissory note in the form of Exhibit D. Each of the Semler Trusts expressly acknowledges and agrees that the amount of cash delivered pursuant to this
Section 2.3(a) shall be less than the Initial Percentage of the Per Share Merger Consideration (if the CompressAR Net Assets are purchased by Newco) in order to reflect the payment for the CompressAR Net Assets pursuant to Section 7.12. Each of the Semlers, the Semler Trusts, Parent and Purchaser expressly acknowledges and agrees that the full amount of the Shareholder Indebtedness shall be satisfied in full through offset of the amounts payable under the promissory notes issuable to each of the Semler Trusts pursuant to this Section 2.3(a) for each promissory note in an amount equal to fifty percent (50%) of the full amount of the Shareholder Indebtedness.

          (b)  After  the  Effective  Time,  each   Certificate   shall,   until
surrendered, represent for all purposes only the right to receive such Per Share Merger Consideration as provided herein.

          (c) After the Effective Time, there shall be no further registration of transfers of shares of Stock outstanding prior to the Effective Time. If, after the Effective Time, certificates representing shares of Stock are presented to the Surviving Corporation, they shall be canceled and exchanged for the Per Share Merger Consideration in accordance with the procedures set forth in this Article II.

          (d) Any portion of the Merger Consideration made available to the Surviving Corporation that remains unclaimed by the holders of shares of Stock six (6) months after the Effective Time shall remain with the Surviving Corporation, and any such holder who has not exchanged his shares of Stock for the Per Share Merger Consideration in accordance with this Article II prior to that time shall thereafter look only to the Surviving Corporation for payment of the Per Share Merger Consideration in respect of his shares, and the Surviving Corporation shall be obligated to pay such Per Share Merger Consideration, but such holder shall have no greater right against the Surviving Corporation than may be accorded to general creditors under applicable law. Notwithstanding the foregoing, the Surviving Corporation shall not be liable to any holder of shares of Stock for any amount paid to a public official pursuant to applicable abandoned property laws. Any portion of the funds remaining unclaimed by holders of shares of Stock as of a date which is immediately prior to such time as such portion would otherwise escheat to or become property of any governmental entity shall, to the extent permitted by applicable law, become the property of the Surviving Corporation free and clear of any claim or interest of any person previously entitled thereto.

          (e) On the Final Payment Date, Parent shall deposit with the Surviving Corporation an amount of cash sufficient to pay in full the promissory notes delivered to the Shareholders pursuant to Section 2.3(a) and amounts for the initial cash payment for shares of Stock not tendered as of the Final Payment Date, if any. Surviving Corporation shall, for a period of six months following the Closing Date, or until such time as all promissory notes issued hereunder have been fully paid and retired, maintain sufficient working capital to pay the aggregate sum due and owing under all outstanding promissory notes issued hereunder.

          2.4. Taking Necessary Action; Further Action. Parent, Purchaser, the Company, the Semlers and the Shareholders, respectively, shall take all such action as may be necessary or appropriate in order to effectuate the Merger as promptly as possible following the Closing Date. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of either of Merger Sub or the Company, the officers and directors of such corporations are fully authorized in the name of their corporation or otherwise to take, and shall take, all such action.


                                   ARTICLE III

                         REPRESENTATIONS AND WARRANTIES
                   CONCERNING THE SEMLERS AND THE SHAREHOLDERS

The Semlers, the Semler Trusts and the Company, jointly and severally, hereby represent and warrant to Parent and Purchaser that the statements contained in this Article III are true and correct. Each of the Other Shareholders hereby represents and warrants to Parent and Purchaser that the statements contained in this Article III only with respect to himself are true and correct. The Schedules delivered pursuant to this Article III shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article III and the disclosure in any paragraph shall qualify other paragraphs in this
Article III (with the exception of Schedule 3.1) to the extent that it is clearly apparent from a reading of such disclosure that it also qualifies or applies to such other paragraphs.

          3.1. Ownership of Shareholders' Stock. Each of the Semlers and the Shareholders is the owner, beneficially (other than Capital Consultants, Inc. ("CCI")) and of record, of the number of shares of Stock as set forth on
Schedule 4.3, and, except as set forth on Schedule 3.1, there exists no Encumbrance of any kind with respect to such shares of each Shareholder's Stock. Except as set forth on Schedule 3.1, neither the Semlers nor any Shareholder is a party to any shareholders agreement, voting trust or other voting or similar agreement with respect to the Stock.

          3.2. Authority; Enforceability. Each of the Semlers and the Shareholders has the full right, capacity, power and authority to enter into this Agreement and the Documents executed and delivered by such Shareholders or the Semlers, as the case may be, and to consummate the transactions contemplated hereby and thereby. This Agreement and the Documents executed and delivered by the Semlers and the Shareholders have been duly executed and delivered by the Semlers and such Shareholders and constitute valid and binding obligations enforceable against the Semlers and the Shareholders in accordance with their terms.

          3.3. Prohibitions. After giving effect to Section 7.18, neither the execution and delivery of this Agreement or any of the Documents executed and delivered by the Semlers or by any Shareholder, the performance by the Semlers or by each Shareholder of the obligations hereunder and thereunder, nor the consummation of the transactions contemplated hereby or thereby will: (a) with or without the giving of notice or the passage of time, or both, violate, or be in conflict with, or constitute a default under, or cause or permit the termination or the acceleration of the maturity of, any debt or obligation of either of the Semlers or any Shareholder or require the payment of any pre-payment or other penalty; (b) require notice to or the consent of any Person, including, without limitation, any party to any agreement, commitment, lease, license or other arrangement, including, without limitation, any right of first refusal or similar right, to which either of the Semlers or any Shareholder is a party, or by which the properties of any Shareholder or either of the Semlers are bound or subject; (c) result in the creation or imposition of any security interest, lien, or other encumbrance upon any property or assets of either of the Semlers or any Shareholder under any agreement or commitment to which he is a party, or by which the properties of any Shareholder or either of the Semlers are bound or subject or (d) violate any statute or law or any judgment, decree, order, regulation or rule of any court or Governmental Authority to which either of the Semlers or any Shareholder or the properties of any Shareholder or either of the Semlers are bound or subject.

          3.4. Consents and Approvals of Governmental Authorities. No consent, approval or authorization of, or declaration, filing or registration with, any Governmental Authority is required to be made or obtained by either of the Semlers or any Shareholder in connection with the execution or delivery by the Semlers or any Shareholder of this Agreement or the Documents executed and delivered by the Semlers or any Shareholder, as the case may be, the performance by the Semlers or any Shareholder of his obligations hereunder or thereunder or the consummation by either of the Semlers or any Shareholder of the transactions contemplated hereby or thereby, other than pursuant to the HSR Act.


                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES
                             CONCERNING THE COMPANY

The Semlers, the Semler Trusts and the Company, jointly and severally, and each of the Other Shareholders, severally, hereby represent and warrant to Parent and Purchaser that the statements contained in this Article IV are true and correct; provided, that the representations and warranties of each of the Other Shareholders contained in this Article IV are made to the actual knowledge of each of such Other Shareholders only with respect to such Other Shareholder, regardless of whether such representations or warranties are qualified as to knowledge or due inquiry. The Schedules delivered pursuant to this Article IV shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article IV and the disclosure in any paragraph shall qualify other paragraphs in this Article IV (with the exception of Schedules 4.1(b), 4.3, 4.10 and 4.23) to the extent that it is clearly apparent from a reading of such disclosure that it also qualifies or applies to such other paragraphs. Whenever a statement in this Article IV is qualified by "to the knowledge of any Person", or a similar phrase, it is intended to indicate that such Person does not have actual knowledge of the inaccuracy or incompleteness of such statement. Whenever a statement in this Article IV is qualified by "to the Company's knowledge", or a similar phrase, it is intended to indicate that none of the executive officers of the Company has actual knowledge of the inaccuracy of such statement. Whenever a statement in this
Article IV is qualified by "to the knowledge", or a similar phrase, of CCI, it is intended to indicate that, as to CCI, neither Jeff Grayson nor Linda Lucas, as senior officers of CCI, has actual knowledge of the inaccuracy of such statement.

          4.1. Description and Lists. Schedules 4.1(a) through 4.1(m) contain the following information and all such information is true, correct and complete:

          (a) Real Property. Schedule 4.1(a) sets forth: (i) a list of all interests in real property owned, leased, subleased or otherwise used or claimed by the Company, stating the location of such property and (ii) the name and address of each landlord under the leased real property; (iii) the current rental payments; (iv) expiration dates of the leases and (v) any renewal options or purchase options;

          (b) Intellectual Property. Schedule 4.1(b) sets forth a list and description of all franchises, patents, trademarks, service marks, tradenames (whether registered or unregistered), copyrights, corporate names and licenses used in the conduct of the Company's business, or in which the Company has an interest ("Listed Intellectual Property"), indicating any applications, registrations, or filings associated therewith and indicating whether such Listed Intellectual Property is owned or licensed, whether the Company is a licensor of or licensee thereof and also stating the expiration dates of the patent or license underlying such Listed Intellectual Property;

          (c) Material Contracts. Schedule 4.1(c) sets forth:

          (i) a list of each contract, agreement, commitment or understanding to which the Company is a party or to which the Company or its properties are or may be bound or subject, relating to any merger, reorganization, bankruptcy proceeding, business acquisition, transaction or transactions for the acquisition of all or any substantial portion of the stock, securities, assets or business of any Person or involving the assumption of the liability of any Person;

         (ii) a list of each contract, agreement, commitment or understanding, in each case to which the Company is a party or to which it or the properties of the Company may be bound or subject, which provide for a period of performance which extends beyond December 31, 2000 or involves any obligation to make payments or right to obtain receipts, after the date of this Agreement, in each case in excess of $100,000;

          (iii) a list of all contracts, agreements, commitments or understandings not listed in any other Schedule that are material to the business of the Company or involve any of the following, in each case, to which the Company is a party or to which the Company or its properties are or may be bound or subject: (x) any partnership, joint venture or other similar agreement or arrangement; (y) any agreement that limits the freedom of the Company to compete in any line of business or with any person or in any area or to own, operate, sell, transfer, pledge or otherwise dispose of or encumber any assets or which would so limit the freedom of Purchaser or its Affiliates after the Closing or (z) any agreement, arrangement or understanding currently in effect (or which may hereafter result in or require performance, obligation, duty or payment of any kind) with or for the benefit of any of the Company's shareholders, the Semlers or any relative or spouse of any of the foregoing (including all Indebtedness or similar obligation to the Company of any of such Persons, specifying the outstanding principal amount and accrued interest as of the date hereof);

          (d) Employees and Compensation Arrangements. Schedule 4.1(d) sets forth a list of: (i) the job title, current annual salary rates of, and required and/or maximum bonuses payable to, all present officers, employees and agents of the Company having an annual compensation in excess of $75,000 per year (including commissions, benefits and bonuses) and (ii) all employment or compensation agreements with each officer and employee of the Company (including all severance, "stay-put" and similar agreements and all agreements which result in the creation or occurrence of any right, duty or obligation based upon, or as a result of, any change of control of the Company or its assets);

          (e) Banks. Schedule 4.1(e) sets forth: (i) the name of every bank in which the Company has an account or safe deposit box; (ii) the identifying numbers of all such accounts and safe deposit boxes and (iii) the names of all persons having power to borrow, discount debt obligations, cash or draw checks or otherwise act on behalf of the Company in any dealings with such banks;

          (f) Capital Expenditures. Schedule 4.1(f) sets forth a list of each of the Company's approved capital expenditure projects (including without limitation, each construction project) involving in excess of $100,000 including: (i) projects which have been commenced but are not yet completed;
(ii) projects which have not been commenced and (iii) projects which have been completed in respect of which payment has been made, within the past twelve (12) months.

          (g) Major Customers, Suppliers and Distributors. Schedule 4.1(g) sets forth a list of the ten (10) largest customers of the Company (based on annual sales), the ten (10) largest suppliers to the Company and the ten (10) largest distributors for the Company, for the year ended December 31, 1997;

          (h) Products Liability and Personal Injury Claims. Schedule 4.1(h) sets forth a list of all claims for damages for products liability or personal injury due to, resulting from or associated with, any product manufactured or supplied by the Company, now pending against the Company or which have been pending against the Company at any time during the past three years;

           (i) Powers of Attorney. Schedule 4.1(i) sets forth a list of the names of all persons holding powers of attorney from the Company or authorized to act as agents for the Company;

          (j) Insurance. Schedule 4.1(j) sets forth a list of all policies of fire, liability, title, products liability and other forms of insurance held by the Company and all binders of insurance and all programs of self insurance which relate to the Company, together with a list and brief description of all claims of the Company which have been submitted to any insurer but have not been finally disposed of;

          (k) Product Warranties. Schedule 4.1(k) sets forth the forms of the Company's product warranties that are currently applicable to products sold by the Company or in respect of which the Company is obligated;

          (l) Approvals. Schedule 4.1(l) sets forth a list of all material Approvals (including FDA premarket clearances) held by the Company or necessary to the operation of the Company's business (provided that, with respect to matters related to Environmental Laws the same may be listed on Schedule 4.12);

          (m) Manufacturing, Distribution and Development Agreements. Schedule 4.1(m) sets forth a list of all material agreements, contracts or understandings currently in effect to which the Company is a party related to the manufacturing, distribution or development of any products or services of the Company or any other Person.

The Company has made available to Purchaser true, correct and complete copies of all documents, contracts, instruments and agreements which are referred to in Schedules 4.1(a) through 4.1(m) and all amendments, modifications, supplements or renewals with respect thereto.

           4.2. Organization; Authority; Enforceability.

          (a) (i) The Company is a corporation duly organized and validly existing under the laws of the State of Oregon with all requisite power and authority to own, lease and operate its assets and properties and to carry on its business as currently being conducted. Complete and correct copies of the articles of incorporation and bylaws, each as amended to date, of the Company have been delivered to Purchaser. Such articles of incorporation and bylaws are in full force and effect. The Company has no Subsidiaries.

          (ii) The Company is duly qualified or licensed to do business as a foreign corporation in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties owned or leased by it require such qualification, except to the extent the failure to so qualify would not have a Material Adverse Effect with respect to the Company. Schedule 4.2 sets forth a true and complete list of all such jurisdictions in which the Company is qualified or licensed to do business.

          (b) The Company has all requisite corporate power and authority to execute and deliver this Agreement and the Documents executed and delivered by the Company, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Documents executed and delivered by the Company, the performance of the Company's obligations hereunder and thereunder and its consummation of the transactions contemplated hereby and thereby, including, without limitation the Merger, have been approved by the vote of one-hundred percent (100%) of the combined voting power of the Company's shareholders pursuant to the Shareholder Consents and the unanimous vote of the Company's Board of Directors. No other corporate actions or proceedings are necessary to authorize the execution and delivery of this Agreement or the Documents executed and delivered by the Company or the performance by the Company of its obligations hereunder or thereunder, including, without limitation, the Merger, and, assuming this Agreement constitutes the valid and binding agreement of Parent and Purchaser, this Agreement constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

          (c) Upon consummation of the Merger in accordance with the terms hereof, Purchaser will be the sole holder of the capital stock of the Surviving Corporation, free and clear of all Encumbrances, and no Person previously owning any capital stock in the Company, or any Rights with respect thereto, will thereafter own or have any right to acquire, any of the capital stock of the Surviving Corporation or any Rights with respect thereto; provided that no Other Shareholder shall be deemed hereby to make any representation or warranty with respect to the ownership or transfer of securities of the Company held of record or beneficially by any Shareholder other than himself.

          4.3. Capitalization. The authorized capital stock of the Company consists of 47,500,000 shares of Voting Common Stock, no par value ("Voting Common Stock") and 2,500,000 shares of Non-Voting Common Stock, no par value ("Non-Voting Common Stock"). As of the date hereof, 47,500,000 shares of Stock are issued and outstanding, all of which are duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights. As of the date hereof: (a) 2,500,000 shares of Non-Voting Common Stock are reserved for issuance pursuant to Options granted and outstanding under the Company's Stock Option Plan and (b) no shares of Stock are held by the Company in its treasury. Set forth on Schedule 4.3 is a true and complete list of the names and last known addresses of the record holders of each outstanding share of Stock and the number of shares of Stock held by such record holders. Set forth on Schedule 4.3 is a true and complete list of all Rights with respect to the Stock, including, without limitation, all outstanding Options granted pursuant to any of the
Benefit Plans, the number of shares of Stock for which such options are exercisable, the option exercise price and the identity of the optionee, each of whom is a current employee of the Company. The Stock listed on Schedule 4.3 constitutes all of the issued and outstanding securities of the Company. Except as set forth in Schedule 3.1, there are no agreements or understandings with respect to the voting of the Stock. There are no existing Rights relating to the issuance by the Company of any Stock or any other security of the Company except as set forth on Schedule 4.3.

          4.4. No Violation. Except as set forth on Schedule 4.4 , neither: (a) the Merger; (b) any other merger, consolidation or other organic transaction the consummation of which would result in the Company not continuing as the surviving entity; (c) the execution and delivery of this Agreement or any of the Documents executed and delivered by the Company; (d) the performance by the Company of its obligations hereunder and thereunder nor (e) the consummation of the transactions contemplated hereby or thereby will: (i) violate any provisions of the articles of incorporation or bylaws of the Company; (ii) with or without the giving of notice or the passage of time, or both, violate, or be in conflict with, or constitute a default under, or cause or permit the termination or the acceleration of the maturity of, any Indebtedness, contract, agreement, instrument or obligation of the Company or require the payment of any pre-payment or other penalty with respect to, or otherwise result in the creation or occurrence of any right, duty or obligation based upon or as a result of any change of control of the Company or its assets, under any debt, contract, agreement, instrument or obligation; (iii) require notice to or the consent of any party to any agreement or commitment, including without limitation, any lease or license, to which the Company is a party, or by which it or its properties is bound or subject or permit any such party to renegotiate, receive a refund with respect to, modify or otherwise change any agreement or commitment; (iv) result in the creation or imposition of any Encumbrance upon any property or assets of the Company under any agreement or commitment to which it is a party, or by which it or its properties is bound or subject or (v) violate any statute or law or any judgment, decree, order, regulation or rule of any court or Governmental Authority to which the Company or its properties is bound or subject.

          4.5. Consents and Approvals of Governmental Authorities. No consent, approval or authorization of, or declaration, filing or registration with, any Governmental Authority is required to be made or obtained by the Company in connection with its execution or delivery of this Agreement, the performance by the Company of its obligations hereunder or the consummation of the transactions contemplated hereby, other than pursuant to the HSR Act and the filing of the Articles of Merger.

          4.6. Financial Statements; No Undisclosed Liabilities;
Company Debt.

          a) The Company has delivered to Purchaser accurate and complete copies of the audited balance sheets of the Company as at December 31, 1997 and 1996 (such balance sheet as of December 31, 1997 ("Balance Sheet Date") being referred to herein as the "Balance Sheet") and the related audited statements of income and retained earnings, cash flows and shareholders' equity for the years ended December 31, 1997, 1996 and 1995, together with a report thereon by Price Waterhouse LLP (collectively, the "Financial Statements"). Each of the Financial Statements has been prepared in accordance with GAAP consistently applied throughout the periods presented, and presents fairly the financial position, results of operations, cash flows and shareholders' equity of the Company as at the dates and for the periods indicated. Schedule 4.6(a) contains a special purpose pro forma balance sheet ("1997 Special Purpose Balance Sheet") (absent footnotes), prepared in a manner consistent with the Financial Statements, setting forth the financial position of the Company as of December 31, 1997 and a statement of income and retained earnings ("1997 Special Purpose Statement of Operations") prepared in a manner consistent with the Financial Statements for the year ended December 31, 1997, in each case as if the CompressAR Net Assets had not been, at such time or at any time during such period, part of the Company and the same fairly presents the financial position and operations of the Company as of such date and for such period as if the actions required to be taken by the Company pursuant to Section 7.12 (without taking into account the purchase price to be paid by Newco thereunder) had occurred on December 31, 1996. In preparing the 1997 Special Purpose Balance Sheet and the 1997 Special Purpose Statement of Operations, no adjustments have been made to the Financial Statements other than for amounts which are primarily attributable to the CompressAR Net Assets.

          (b) Except: (i) as disclosed in the Balance Sheet or the notes thereto; (ii) incurred in the ordinary course of business since December 31, 1997; (iii) disclosed on Schedule 4.6 or Schedule 4.13 or (iv) otherwise contemplated by this Agreement, as of the date hereof, the Company does not have any material liabilities, obligations or Indebtedness of any kind (whether accrued, absolute, contingent or otherwise, and whether due or to become due, asserted or unasserted).

          (c) Schedule 4.6(c) sets forth, as of the date hereof, the outstanding principal amount, accrued and unpaid interest and all unpaid fees due or to become due under the Company Debt.

          4.7. Arrangements with Shareholders, Officers or Employees. Except as set forth on Schedule 4.7, the Company does not, directly or indirectly, have any agreement, arrangement or understanding with or commitment or obligation to or from any of its shareholders, officers, directors or employees (or any of their respective Affiliates or Associates), whether written or oral, except as disclosed on Schedules 4.1(c) and 4.1(d). Without limiting the generality of the foregoing, no shareholder, officer, director or employee of the Company (or any of their respective Affiliates or Associates) is, directly or indirectly, a joint investor or co-venturer with, or owner, lessor, lessee, licensor or licensee of any property, real or personal, tangible or intangible, owned or used, by the Company and no such person is, directly or indirectly, a lender to or debtor of the Company.

           4.8. Absence of Certain Changes. Except as set forth on Schedule 4.8 and other than having entered into the Ralin License Agreement, since the Balance Sheet Date, the Company has operated its business in the ordinary and usual course and in a manner consistent with past practice, and without limiting the generality of the foregoing, there has not been:

          (a) any change or any event, occurrence, development or fact that alone or in the aggregate has had, or would reasonably be expected to have, a Material Adverse Effect with respect to the Company;

          (b) any amendment to the Company's articles of incorporation or bylaws;

          (c) any declaration, setting aside or payment of any dividends, payments or other distributions in cash, securities or property in respect of the outstanding Stock;

          (d) any split, combinations or reclassification of Stock or any issuance, sale or other disposition of Stock or any Right with respect to Stock or any repurchase or redemption of Stock or Right with respect to Stock;

          (e) any employment contract or collective bargaining agreement, written or oral, entered into or materially modified by the Company, any increase in or agreement to increase the base compensation payable to or any other material change in employment or compensation or benefits with respect to any director, officer or employee, or adoption, repeal, amendment or modification of any bonus, profit-sharing, retirement, deferred compensation, incentive, severance or other Benefit Plan, contract or commitment by the Company;

           (f) any incurrence or assumption by the Company of any material Indebtedness;

           (g) the imposition of any material Encumbrance (other than a Permitted Lien) upon any of the assets, tangible or intangible, of the Company;

           (h) any material damage, destruction or loss with respect to the properties or assets of the Company, whether or not covered by insurance;

          (i) any payment, loan or advance of any amount to, or sale, transfer or lease of any of the Company's assets to, or any agreement or arrangement with, any shareholder of the Company or any of their respective Affiliates or Associates;

          (j) any change in the Tax or accounting principles, methods, practices or procedures followed by the Company or any change in the depreciation or amortization policies or rates theretofore adopted by the Company, except as required by GAAP and disclosed to Purchaser;

          (k) any change or revocation by the Company of any Tax election or any agreement or settlement with any Taxing Authority;

          (l) any acquisition by the Company by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof;

          (m) any sale, lease, or other transfer or disposition by the Company of a material amount of its assets, tangible or intangible, other than for fair consideration in the ordinary course of business in a manner consistent with past practice;

         (n) any Contract (or series of related Contracts) entered into by the Company either involving more than $50,000 individually (or $100,000 in the aggregate) or outside the ordinary course of business;

          (o)  any   acceleration,   termination,   material   modification   or
cancellation of any Contract to which the Company is a party or by which it or its properties is bound;

          (p)  any   capital   expenditure   (or  series  of   related   capital
expenditures) by the Company either involving more than $50,000 individually (or $100,000 in the aggregate) or outside the ordinary course of business;

          (q) any capital investment in, any loan to or any acquisition of the securities or assets of, any other Person;

          (r) any material delay or postponement of payment of accounts payable or other liabilities of the Company outside the ordinary course of business consistent with past practice;

          (s) any cancellation, compromise, waiver or release of any material right or claim of the Company outside the ordinary course of business;

          (t) any license or sublicense of any rights of the Company under or with respect to its Intellectual Property; or

          (u) any agreement, undertaking or legal obligation, whether in writing or otherwise, by the Company to do any of the foregoing.

          4.9. Title to Property; Leases; Encumbrances.

         (a) Except as set forth on Schedule 4.9, the Company has good and valid title to all assets (other than real property or interests in real property) reflected on the Balance Sheet or thereafter acquired, except for those since sold or otherwise transferred or disposed of in the ordinary course of business consistent with past practice, in each case free and clear of Encumbrances except Permitted Liens.

         (b) The Company does not own and has never owned any fee interest in any real property. Schedule 4.1(a) sets forth a complete list of all real property and interests in real property leased by the Company ("Leased Real Property"). The Company has a good and valid and binding leasehold interest in the Leased Real Property, free and clear of all Encumbrances except Permitted Liens. The Company has no obligations to perform any capital improvements and all capital improvements required to be made by the Company under the leases are fully paid for.

          (c) The plants, buildings, structures and equipment of the Company are substantially free of defects, are in good operating condition and repair and have been reasonably maintained consistent with standards generally followed in the industry (giving due account to the age and length of use of same, ordinary wear and tear excepted), are substantially suitable for their present uses and, in the case of plants, buildings and other structures (including, without limitation, the roofs thereof), are structurally sound.

          4.10. Intellectual Property. Except as set forth on Schedule 4.10: (a) the Company holds all Intellectual Property, free and clear of all Encumbrances, restrictions on use or transfer, whether or not recorded and has sole title to and ownership of or has the full, exclusive right to use, for the life of the proprietary right: (i) all Listed Intellectual Property and (ii) to the knowledge, after due inquiry, of the Semlers, the Shareholders and the Company, all other Intellectual Property; (b) the use of the Listed Intellectual Property by the Company does not violate or infringe on the rights of any other Person,
(c) the use of the Other Intellectual Property by the Company does not, to the knowledge of the Semlers, the Shareholders or the Company, violate or infringe on the rights of any other Person; (d) none of the Semlers, any Shareholder nor the Company has received any notice of any conflict between the asserted rights of others and the Company with respect to any Intellectual Property; (e) all filings and other actions necessary to acquire, maintain, register, renew and perfect the rights of the Company to all Intellectual Property used by the Company in its business or in which it has an interest have been duly made in all jurisdictions where such rights are used by it; (f) the Company is in compliance with all terms and conditions of the agreements relating to any item listed on Schedule 4.1(b); (g) the Company is not and has not been a defendant in any action, suit, investigation or proceeding relating to infringement or misappropriation by the Company of any Intellectual Property; (h) the Company has not been notified of any alleged claim of infringement or misappropriation by the Company of any Intellectual Property; (i) none of the Semlers, any

Shareholder nor the Company has knowledge of any claim of infringement or misappropriation by the Company of any Intellectual Property; (j) to the knowledge (after due inquiry) of the Semlers, the Shareholders or the Company, none of the Products the Company makes, has made, uses, or sells, infringes or misappropriates any Intellectual Property right of any third party; (k) none of the trademarks and service marks the Company uses infringes the trademark or service mark rights of any third party; (l) the Company has not entered into any agreement to indemnify any other person against any charge of infringement of any Intellectual Property and (m) none of the material processes and formulae, research and development results and other know-how relating to the Company's business, the value of which to the Company is contingent upon maintenance of the confidentiality thereof, has been disclosed to any Person other than Persons bound by written confidentiality agreements listed on Schedule 4.10. The Company has not received any response, whether verbal, written or otherwise, from or on behalf of any Person sent a letter announcing the Company's acquisition of U.S. Patent Number 4,803,625, the Company is not aware of any action pending or threatened against the Company by any such Person with respect to the subject matter of such letters and the March 1, 1996 letter from the Company addressed to CDS - Pace Link furnished by the Company to Purchaser is identical in all material respects to all of such letters. The Company has entered into a license agreement with Ralin Medical, Inc., a true, correct and complete executed copy of which is attached as Exhibit E (the "Ralin License Agreement").

           4.11. Litigation; Compliance with Laws.

          (a) Except as set forth on Schedule 4.11(a), there are no Legal Proceedings pending or, to the knowledge (after due inquiry) of either of the Semlers, any Shareholder or the Company, threatened against or involving the Company. There is no outstanding judgment, order, writ, injunction or decree against the Company or related to its assets (including any Intellectual Property).

          (b) There are no Legal Proceedings pending against, or to the knowledge (after due inquiry) of either of the Semlers, any Shareholder or the Company, threatened, against or affecting, the Company before any court or arbitrator or any Governmental Authority which in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated by this Agreement.

          (c) Except with respect to matters related to Environmental Law to the extent disclosed on Schedule 4.12, the Company has complied in all material respects and is in material compliance with all applicable laws, statutes, rules, regulations, ordinances, orders, judgments and decrees, local, federal, state, domestic or foreign (including, without limitation, applicable insurance requirements, requirements of any Board of Fire Underwriters or similar body, building, zoning, pension, fair employment, equal opportunity, safety, health, procurement, reimbursement, consumer protection or similar laws, rules, regulations and ordinances). No notice has been received by the Company, either of the Semlers or any Shareholder, and neither the Company, either of the Semlers nor any Shareholder has knowledge (after due inquiry) of any notice being given, with respect to any violation of any such legal requirements. There is no action or proceeding by the FDA, the Health Care Financing Agency or other agency or part of the U.S. Department of Health & Human Services or any other governmental body, including, but not limited to, recall procedures, pending or, to the Company's, either of the Semlers' or any Shareholder's knowledge, threatened against the Company, either of the Semlers or any Shareholder relating to the safety or efficacy of or use or charges for any products developed or sold by the Company.

          4.12. Environmental Matters.

          (a) The operations of the Company are currently and have at all times been in compliance in all material respects with all applicable Environmental Laws.

          (b) To the Company's knowledge (after due inquiry), there are not currently nor have there ever been any underground storage tanks on any real property owned, operated or leased by the Company. No Hazardous Material has been stored, generated, treated, discharged or Released in or upon any real property owned, operated or leased by the Company during the period of such ownership or before the period of the Company's or a predecessor of the Company's ownership, lease or operation in violation of, or in a quantity reportable under, any Environmental Law or that is reasonably likely to result in any material Environmental Costs and Liabilities.

          (c) The Company is not subject to any Environmental Costs and Liabilities, and, to the Company's knowledge (after due inquiry), no facts or circumstances exist which could give rise to any Environmental Costs and Liabilities.

          (d) Schedule 4.12 lists all Environmental Permits maintained by the Company. Such Environmental Permits are all Environmental Permits necessary for the Company's operations and: (i) the Company is in compliance in all respects with such Environmental Permits; (ii) there are no Legal Proceedings pending nor, to the Company's knowledge, threatened to revoke such Environmental Permits; (iii) the Company has not received any notice from any Governmental Authority to the effect that there is lacking any Environmental Permit required for the current use or operation of any property owned, operated or leased by the Company or any of its Affiliates and (iv) the consummation of the transactions contemplated hereby will not constitute a transfer or assignment of any such Environmental Permits nor will such consummation require any filing or registration with or notice to any Governmental Authority and all such Environmental Permits shall remain in full force after the Effective Time.

         (e) Neither the Company nor any of its Affiliates nor, to the Company's knowledge (after due inquiry), any predecessor of the Company or such Affiliates, are subject to any outstanding written Order of any Governmental Authority or other Person, or, to the knowledge of the Company, any federal, state, local or foreign investigation respecting: (i) actual or alleged violations of Environmental Laws, (ii) any Remedial Action or (iii) any Environmental Costs and Liabilities. Neither the Company nor any of its Affiliates, nor to the Company's knowledge (after due inquiry), any predecessor of the Company or its Affiliates have received any written notice from any Governmental Authority respecting any violation of Environmental Laws.

          (f) There are no Legal Proceedings pending or, to the Company's knowledge (after due inquiry), threatened against the Company or any of its Affiliates, alleging the violation of any Environmental Law or Environmental Permit.

          (g) Neither the Company nor any of its Affiliates nor, to the Company's knowledge, any predecessor of the Company or any of its Affiliates, has filed any notice under federal, state or local law indicating past or present treatment, storage, or disposal of or reporting a Release of any Hazardous Material.

         (h) None of the operations of the Company nor any of its Affiliates or, to the Company's knowledge, of any predecessor of the Company or any of its Affiliates, involves or previously involved the generation, transportation, treatment, storage or disposal of Hazardous Waste, as defined under 40 C.F.R. Parts 260-270 or any state, local or foreign equivalent.

          (i) The Company has not received notice of liability or potential liability at, nor are there any pending or threatened Legal Proceedings with respect to, any facility at which the Company or its Affiliates, or to the Company's knowledge, any predecessor of the Company or such Affiliates, has transported, disposed of, or arranged for the transportation at or disposal of any Hazardous Material.

          (j) To the Company's knowledge (after due inquiry) there is no asbestos, asbestos-containing building materials, polychlorinated biphenyls, or urea formaldehyde presently in use or otherwise located at any real property currently owned, operated or leased by the Company.

          (k) There has been no environmental investigation, study, audit, test, review or other analysis conducted in relation to the current or prior business of the Company or any of its Affiliates, nor to the Company's knowledge (after due inquiry), any predecessor of the Company or its Affiliates or any property or facility now or previously owned or leased by any Shareholder, the Company or any of their respective Affiliates, other than those listed on Schedule 4.12, copies of which have been delivered to Purchaser.

          4.13. Tax Matters.

Except as set forth on Schedule 4.13:

          (a) All Tax Returns that were or will be required to be filed by, or with respect to, the Company on or before the Closing Date have been or will be filed on a timely basis in accordance with the laws, regulations and administrative requirements of the appropriate Taxing Authority in all jurisdictions in which such Tax Returns were or will be required to be filed. All such income Tax Returns that have been filed were, when filed, and continue to be, true, correct and complete, and all other Tax Returns that have been filed were, when filed, and continue to be, true, correct and complete in all material respects.

          (b) All Taxes due and payable on or before the Closing Date have been or will be timely paid on or before the Closing Date. All Taxes that the Company was or will be required by law to withhold or collect have been (in the case of those that were already required to be withheld or collected) or will be duly withheld or collected and, to the extent required, have been (in the case of those that were already required to be paid) or will be paid to the appropriate Taxing Authority. There are no Tax Liens other than Permitted Liens, and will be no Tax Liens other than Permitted Liens on the Closing Date, with respect to Taxes upon any of the properties or assets, real or personal, tangible or intangible, of the Company. Any liability of the Company for Taxes not yet due and payable has adequately been provided for by the Company on its Financial Statements (whether or not required to be disclosed under GAAP).

         (c) There is no action, dispute, suit, proceeding, investigation, assessment, audit or claim now pending against, or with respect to, the Company in respect of any Tax nor, to the knowledge of the Semlers, the Shareholders or the Company, is any such action, dispute, suit, procedure, investigation, assessment, audit or claim for additional Tax expected to be asserted by any Taxing Authority. No Taxing Authority has proposed any adjustment with respect to any action, dispute, suit, proceeding, investigation, assessment, audit or claim against or with respect to the Company. All deficiencies proposed (plus any interest, penalties and additions to Tax that were or are proposed to be assessed thereon, if any) with respect to the Company have been paid. There are no outstanding waivers or extensions of any statute of limitations relating to either the filing of any Tax Return or the payment of any Tax for which the Company may be liable and no Taxing Authority has either formally or informally requested such a waiver or extension.

          (d) To the knowledge of the Semlers, the Shareholders and the Company, no claim has ever been made by any Taxing Authority in any jurisdiction in which no Tax Return is filed by, or with respect to, the Company that the Company may be subject to taxation by that jurisdiction.

          (e) The Company has never been included in a consolidated, combined or unitary Tax Return nor has the Company ever been a party to any tax sharing or similar agreement or arrangement.

          (f) The Company does not have any liability (whether contingent or otherwise) for Taxes of any other Person: (i) under Treasury Regulations Section 1.1502-6 (or any successor provision thereto or any similar provision under state, local or foreign law); (ii) as a successor or transferee or (iii) by contract (whether written or unwritten).

          (g) No consent to the application of Section 341(f)(2) of the Code has been filed with respect to any property or assets held or acquired (or to be acquired) by the Company.

          (h) No property owned by the Company is property that Parent, Purchaser or the Company will be required to treat as being owned by another person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately before the enactment of the Tax Reform Act of 1986, or is "tax-exempt use property" within the meaning of
Section 168(h)(1) of the Code.

          (i) The Company is neither subject to an adjustment, other than an adjustment, if any, as a result of or following the Merger, under Section 481 of the Code nor has been required by, nor has requested or received the permission of, any Taxing Authority to change its method of accounting.

         (j) Neither the Shareholders nor the Company are foreign persons within the meaning of Section 1445 of the Code and the Company is not and has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

          (k) The Company does not have in effect any tax elections for Federal income tax purposes under Sections 108, 168(g), 338 or 4977 of the Code.

          (l) The Company was a validly electing "S" corporation within the meaning of Sections 1361 and 1362 of the Code for the period commencing January 1, 1992 and terminating on July 10, 1996 and during that same period qualified as an "S" corporation for state and local income tax purposes in all jurisdictions which recognize such corporations in which Tax Returns were required to be filed or Taxes required to be paid. Effective July 10, 1996, the Company terminated all of its "S" elections for federal, state and local income tax purposes in all jurisdictions in which Tax Returns were required to be filed or Taxes were required to be paid. The Company has provided Purchaser with copies of all "S" elections filed by the Company (or any predecessor) with any Taxing Authority.

          (m) There is no contract, agreement, plan or arrangement covering any Person that, individually or collectively, give rise to the payment of any amount that would not be deductible by Parent, Purchaser or the Company by reason of Sections 162(m) or 280G of the Code or as excessive or unreasonable compensation.

          (n) The Company is not a party (other than as an investor) to any industrial development bond.

          (o) The Company has not, within the past three years, engaged in any exchange with a "related person" (within the meaning of Code Section 1031(f)) under which the gain realized on such exchange was not recognized due to Section 1031 of the Code.

          (p) Schedule 4.13(p) sets forth, as of December 31, 1997, for United States Federal, state, local and foreign income tax purposes, the liabilities of the Company, and the adjusted basis of the assets of the Company. Schedule 4.13(p) sets forth, as of December 31, 1997, for United States Federal income Tax purposes, and where applicable, for state, local and foreign income Tax purposes, the net operating losses, capital losses and credits, including any carryovers thereof, of the Company. The Company does not have any net operating loss carryover, capital loss carryover or credit carryover which is, prior to the Merger, subject to restriction under Section 382 or Section 383 of the Code (or any similar provisions under state, local or foreign law).

          (q) The Company has provided Purchaser with copies of: (i) all Tax Returns of the Company set forth on Schedule 4.13(q); (ii) any and all notices, protests, or closing agreements relating to issues arising, or potentially arising, in any audit, litigation or similar proceeding with respect to the liability for Taxes of the Company; (iii) any and all elections or disclosures of any controversial positions filed by or on behalf of the Company with any Taxing Authority (whether or not filed with any Tax Return); and (iv) any and all letter rulings, determination letters or similar documents issued by any Taxing Authority with respect to the Company.

                  4.14.      Benefit Plans.

          (a) Schedule 4.14 sets forth a complete and correct list of all "employee benefit plans", as defined in Section 3(3) of ERISA, and all plans, programs, policies, arrangements or agreement with respect to employment, termination, severance pay, vacation pay, company awards, salary continuation, disability, sick leave, retirement, deferred compensation, bonus or other incentive compensation, stock purchase, stock option or other equity-based compensation, hospitalization, medical insurance, life insurance, educational assistance, arrangements or other employee benefit arrangements (whether written or oral) covering employees or former employees of the Company, or with respect to which the Company has any obligation or liability ("Benefit Plans").

          (b) True, correct and complete copies of the following documents, with respect to each of the Benefit Plans, have been provided to Purchaser: (i) any plans and related trust documents, including all amendments thereto, (ii) the three most recent annual reports (Forms 5500) and schedules thereto, (iii) the most recent financial statements and actuarial valuations if any, (iv) the most recent IRS determination letter, (v) the most recent summary plan descriptions, and (vi) the premium expenses and claims experience for each Benefit Plan which is a welfare benefit plan for the period from January 1, 1996 to the last day of the month preceding the date hereof.

          (c) Each of the Benefit Plans intended to qualify under Section 401 of the Code has been so qualified since its inception and has received a favorable determination letter from the IRS as to such qualified status, and nothing has occurred with respect to the operation of any such plan which could cause the loss of such qualification or the imposition of any material liability, penalty or tax under ERISA or the Code.

          (d) Each of the Benefit Plans has been administered in accordance with its terms and has been maintained in material compliance, in form and operation, with all applicable laws, including, without limitation, ERISA and the Code. Neither the Company nor, to the Company's knowledge, any "party in interest" or "disqualified person" with respect to the Benefit Plans has engaged in a non-exempt prohibited transaction within the meaning of Section 4975 of the Code or Section 406 of ERISA.

          (e) All contributions and premiums required to be made by law or by the terms of any Benefit Plan or any agreement relating thereto have been timely made, and no accumulated funding deficiency (as defined in Section 412 of the Code) exists with respect to any of the Benefit Plans subject to Section 412 of the Code. With respect to the Benefit Plans, individually and in the aggregate, there are no funded benefit obligations for which contributions are due and have not been made or for which contributions have not been properly accrued as required by GAAP, and there are no unfunded benefit obligations which have not been (i) accounted for by reserves (if required by GAAP) or (ii) if required (and to the extent required, if any), properly disclosed in accordance with GAAP, in the Balance Sheet.

          (f) The Company does not currently maintain, sponsor, or contribute to (nor is it required to contribute to) any "defined benefit plan" as defined in
Section 3(35) of ERISA, any "multiemployer plan" as defined in Section 3(37) of ERISA or any "multiple employer plan" within the meaning of Sections 4063 or 4064 of ERISA. With respect to any "employee benefit plan" (as defined in Section 3(3) of ERISA), or any similar plan maintained outside of the United States, whether or not terminated, currently or formerly maintained or contributed by the Company or any entity which was at any time treated as a single employer, determined under Section 414(b), (c), (m) or (o) of the Code, with the Company, no material liability currently exists (other than routine benefit claims which in the aggregate are not material) and no event has occurred and no condition exists, which could subject the Company, Parent and/or Purchaser directly or indirectly (through an indemnification agreement or otherwise) to any material liability (other than routine benefit claims which in the aggregate are not material), including without limitation, any liability under Title IV of ERISA, including without limitation Sections 4064, 4069 or 4204 of ERISA, or Section 412, 4971, 4975 or 4980B of the Code. The Company has not engaged in, and is not a successor or parent corporation to an entity that has engaged in, a transaction described in Section 4069 of ERISA.

          (g) There have been no Legal Proceedings instituted or claims asserted against any of the Benefit Plans, the assets of any such plans or the Company, or the plan administrator or any fiduciary of the Benefit Plans with respect to the operation of such plans (other than routine benefit claims), and, to the knowledge of the Company, the Semlers and the Shareholders, there are no facts or circumstances which are reasonably likely to form the basis for any such Legal Proceeding or claims.

          (h) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will: (i) result in any payment becoming due to or increase any compensation of any current or former director, officer or employee of the Company, (ii) increase any benefits otherwise payable under any Benefit Plan, or (iii) result in the acceleration of the time of payment or vesting of any such compensation or benefits.

          (i) The Company does not provide, and is not obligated to provide, medical, hospital, dental, life or other similar benefits to any current or former employee after his or her termination of employment with the Company, except as may be required under Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA.

           (j) Except as set forth on Schedule 4.14, there is no contract, agreement, plan or arrangement, covering any employee of the Company that, individually or collectively, could give rise to the payment of any amount that would not be deductible by virtue of Section 280G of the Code.

           4.15. Labor Matters. Except as set forth on Schedule 4.15, since December 31, 1996, the Company has not experienced any labor disputes or any work stoppages due to labor disagreements and there is no such dispute or work stoppage threatened against the Company. No employee of the Company is represented by any union or collective bargaining agent and to the knowledge of either of the Semlers, the Shareholders or the Company, there has been no union organizational effort in respect of any employees of the Company since December 31, 1996. There are no pending or, to the knowledge of either of the Semlers, the Shareholders or the Company, threatened Legal Proceedings by any Person or Governmental Authority against the Company with respect to any violation or alleged violation of any applicable federal, state or local laws, rules or regulations: (a) prohibiting discrimination on any basis, including, without limitation, on the basis of race, color, religion, sex, disability, national origin or age or (b) relating to employment or labor, including, without limitation, those related to immigration, wages, hours or plant closing.

          4.16. Purchase and Sale Commitments. Except as set forth on Schedule 4.16, none of the customers, suppliers or distributors listed on Schedule 4.1(g) or (m) or Cygnus, Inc. has given any notification that any such Person will cease to continue its relationship with the Company or will substantially reduce the extent of such relationship.

          4.17. Insurance. The insurance policies listed on Schedule 4.1(j) (or other policies providing substantially similar insurance coverage) remain in full force and effect. All premiums payable under all such policies have been paid timely and the Company has otherwise complied fully with the terms and conditions of all such policies. Neither the Company, either of the Semlers nor any Shareholder has received any notice of any claims by the Company against any policies of insurance owned by the Company, as to which any insurer is denying liability or defending under any reservation of rights clause. The Company has not received any notice of cancellation, non-renewal or termination in respect of any of the insurance policies listed on Schedule 4.1(j).

          4.18. Contracts. Except as set forth on Schedule 4.18, all of the contracts, agreements, indentures, instruments, plans, leases, policies and licenses listed or required to be listed on Schedule 4.1(c) to which the Company is a party or by which it or any of its properties or assets may be bound or subject and the Ralin License Agreement, are legal, valid and binding obligations of the Company and the other parties thereto, enforceable in accordance with their terms, are in full force and effect, and: (a) neither the Company nor, to the knowledge (after due inquiry) of either of the Semlers, any Shareholder or the Company, any other party thereto is in default or breach under the terms of any such contract, nor, has any event or circumstance occurred that, with notice or lapse of time or both, would constitute an event of default thereunder and (b) there is no claimed or purported or alleged breach or default of any obligation to be performed on the part of the Company thereunder or of any other party thereto.

          4.19. Finders and Investment Bankers. Neither the Shareholders nor the Company nor any of their Affiliates have employed any broker, finder, investment banker or financial advisor as to whom Parent, Purchaser or the Company has or hereafter may have, an obligation to pay monies, or incurred any liability for any brokerage fees or commissions or for any finders', investment banking or financial advisory fees for which Parent, Purchaser or the Company may be responsible, in connection with the transactions contemplated hereby, except that the Company has retained BT Alex.Brown Incorporated ("BT Alex.Brown") as its financial adviser, and Ragen MacKenzie Incorporated as its financial consultant, both of whose fees and expenses shall be paid by the Company concurrently with the Closing. The Company has delivered to Purchaser a copy of any retention or other agreement with BT Alex. Brown and Ragen MacKenzie Incorporated (including all supplements and amendments thereto).

       4.20. Approvals. The Company has obtained all material Approvals and clearances applicable to its business and operations as presently conducted. All such Approvals are held directly by the Company and not by a distributor or other Person. The Company is not in default under any such Approvals and there exists no basis for the termination, suspension or revocation of any of such Approvals. Except as set forth on Schedule 4.20, the Merger will not constitute a transfer or assignment of any such Approval nor will such consummation require any filing or registration with or notice to any Governmental Authority and all such Approvals shall remain in full force and effect to the benefit of the Company following the Merger.

    4.21. Products. Set forth on Schedule 4.21 is a list of all of the products manufactured or sold by the Company. Each of the products manufactured or sold by the Company: (a) is, and at all times up to and including the sale thereof has been, in compliance in all material respects with all applicable federal, state, local and foreign laws and regulations and (b) is, and at all relevant times has been, fit for the ordinary purposes for which it is intended to be used and conforms in all material respects to any promises or affirmations of fact made in all regulatory filings pertaining thereto, made on the container or label for such product or made in connection with its sale. There is no design or manufacturing defect with respect to any of such products. The Company has not received written notice of any product warranty claims other than such claims as do not exceed, in the aggregate, the applicable reserve therefor reflected on the Balance Sheet. Warranty reserves are established and reflected on the Financial Statements to insure that the estimated costs of providing warranty services or upgrades, improvements and extended service pursuant to contractual obligations are recognized in the period in which the sale of products is recorded.

          4.22. Distribution Agreements. Other than the distribution agreements listed on Schedule 4.1(m), the Company is not a party to any agreement, Contract or understanding which, following the Merger, would require Parent, Purchaser or any of their Affiliates to distribute any products or services (other than the products or services currently sold or offered by the Company) through any Person, including, any distributor or dealer.

          4.23. Regulatory Matters.

(a) Except as set forth on Schedule 4.23: (i) the Company, and the products sold by the Company, are in compliance in all material respects with all current and otherwise applicable statutes, rules, regulations, standards, guides or orders administered or issued by the FDA and all other federal, foreign or state agencies or governmental bodies (except for environmental agencies or bodies) having regulatory authority over the products of the Company (except with respect to environmental matters) and its business and (ii) the Company, and the products sold by the Company, are in material compliance with all current and otherwise applicable statutes, rules, regulations, standards, guides or orders administered or issued by local agencies or governmental bodies (except for environmental agencies or bodies) having regulatory authority over the products of the Company (except with respect to environmental matters) and its business.

          (b) Except as set forth on Schedule 4.23, since January 1, 1995 none of the following communications have been given with respect to the Company or its business and no facts exist which furnish any reasonable basis for, any Notice of Inspectional Observation (Form FDA 483), Notice of Adverse Findings, Warning Letters, Section 305 notices, subpoena, an Unacceptable Determination under a GWQAP or other similar communication by any Governmental Authority, and there have been no recalls, field notifications, alerts or seizures requested or threatened relating to the products sold by the Company.

          (c) The Company has made available to Purchaser a copy of all premarket approval applications ("PMA") and premarket notification ("510(k)") clearance or concurrence letters received from the FDA. A list identifying all said PMAs and 510(k)s is contained in Schedule 4.23. The 510(k) or PMA for each of the products of the Company is in compliance in all material respects with the applicable federal, state and local statutes, rules, regulations, standards, guides or orders administered or promulgated by the FDA and state or local jurisdictions and all preclinical and clinical studies have been conducted with recognized good clinical and good laboratory practices in all material respects.
Schedule 4.23 contains a complete list of all of the Company's products not marketed under an approved PMA or 510(k).

          (d) The Company has made available to Purchaser for each clinical investigational use of a device conducted by or on behalf of the Company since March 1, 1995 a copy of each claimed investigational device exemptions ("IDE") including those filed with or approved by the FDA, by or on behalf of the Company, and not otherwise encompassed within the preceding two paragraphs.
Schedule 4.23 contains a complete list of all such IDEs. All such IDEs are in compliance in all material respects with the applicable federal, state and local statutes, rules, regulations, standards, guides or orders administered or promulgated by the FDA or state or local jurisdiction, including but not limited to those pertaining to informed consent. Schedule 4.23 contains a complete list of all of the Company's clinical investigations not conducted under an IDE.

          (e) Except as set forth on Schedule 4.23, neither any Shareholder, the Company, nor the Semlers knows of any facts which are reasonably likely to cause: (i) the denial, withdrawal, recall or suspension of any product sold or intended to be sold by the Company; (ii) a change in the marketing classification or labeling of any such products or (iii) a termination or suspension of marketing of any such products.

          (f) Schedule 4.23 contains an accurate and complete list of: (i) all products manufactured, marketed or sold by the Company or in connection with its business which have been recalled or subject to a field notification (whether voluntarily or otherwise) since January 1, 1995 and (ii) all proceedings occurring on or after January 1, 1995 (whether completed or pending) seeking recall, suspension or seizure of any product sold or proposed to be sold by the Company or in connection with its business.

          (g) The Company has made available to Purchaser in a manner so as to provide Purchaser an opportunity to review all FDA inspection reports ("Forms 483s") since January 1, 1995, and the Company's Responses to such Form 483s and, to the extent it has a copy, all of the FDA Establishment Inspection Reports for all FDA inspections of the Company's facilities since January 1, 1995. The Company has also furnished Purchaser with access to selected internal audit reports (as required by 21 C.F.R. ss.820.22) conducted by the Company since January 1, 1995. Schedule 4.23 contains an accurate and complete list of all such Forms 483s, Responses and FDA Established Inspection Reports and internal audit reports.

          (h) The Company has made available to Purchaser in a manner so as to provide Purchaser an opportunity to review copies of all Medical Device Reports (as required by 21 C.F.R. Part 804) filed by the Company, and maintained by such person (as required by 21 C.F.R. Part 804).

Schedule 4.23 contains a complete list of all Medical Device Reports sent to or received by the Company since March 1, 1996.

          (i) The Company has made available to Purchaser all Complaints (as required by 21 C.F.R. Part 820) maintained by the Company (as required by 21 C.F.R. Part 820) since March 1, 1996. Schedule 4.23 contains a complete list of all Complaints received by the Company since March 1, 1996.

          (j) The Company has made available to Purchaser copies of all labels for all of the Company's products in the Company's possession. Except as set forth on Schedule 4.23, all labels are in material compliance with all applicable FDA and similar federal, state, local and foreign requirements.

          (k) The Company has made available to Purchaser copies of all regulatory approvals obtained from any foreign regulatory agencies related to the products distributed and sold by the Company. Schedule 4.23 contains a list of all non-FDA approvals and all products marketed by the Company outside the United States for which regulatory clearance or authority to market will not reasonably be expected to be completed on or before June 1, 1998.

          4.24. Millennium Compliance. All computer and information programs and technology included in the assets of the Company are Millennium Compliant.


                                    ARTICLE V

                         REPRESENTATIONS AND WARRANTIES
                                  OF PURCHASER

Each of Parent and Purchaser hereby represents and warrants to the Company that the statements contained in this Article V are true and correct. Whenever a statement in this Article V is qualified by "to the knowledge of Parent or Purchaser", or a similar phrase, it is intended to indicate that neither the executive officers of Purchaser nor the executive officers of Parent have actual knowledge of the inaccuracy of such statement.

          5.1. Organization; Authority and Enforceability.

(a) Each of Parent  and  Purchaser  is a  corporation  duly  organized,  validly
existing  and  in  good  standing  under  the  laws  of  its   jurisdiction   of
incorporation with all requisite power to enable it to own, lease and operate its assets and properties and to conduct its business as currently being conducted and is qualified to do business as a foreign corporation in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties owned or leased by it requires such qualification, except to the extent the failure so to qualify would not have a Material Adverse Effect with respect to Parent or Purchaser. Complete and correct copies of the certificate of incorporation or articles of incorporation and bylaws, each as amended to date, of Parent and Purchaser have been made available to the Company.

(b) Each of Parent and Purchaser has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the Documents executed by either or both of Parent and Purchaser and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Parent and Purchaser, as applicable. This Agreement has been duly executed and delivered by Parent and Purchaser, and the Documents to be signed by them will at the Closing have been duly executed and delivered by Parent and Purchaser, and this Agreement constitutes the legal, valid and binding obligation of Parent and Purchaser, and the Documents to be signed by them will at the Closing constitute the legal, valid and binding obligations of Parent and Purchaser, enforceable against Parent and Purchaser in accordance with their respective terms.

          5.2. No Violation. Except for the approvals, waivers or consents under, and required amendments to, the Senior Credit Agreement, neither (a) the Merger, (b) the execution and delivery of this Agreement or the other Documents executed and delivered by Parent or Purchaser, (c) the performance by Parent and Purchaser of their obligations hereunder and thereunder nor (d) the consummation of the transactions contemplated hereby or thereby will violate any provisions of the certificates of incorporation or bylaws of Parent or Purchaser or violate, or be in conflict with, or allow the termination, or constitute a default under, or cause the acceleration of the maturity of, any debt or obligation pursuant to any agreement or commitment to which Parent or Purchaser is a party or by which it is bound, or violate any statute, any law or any judgment, decree, order, regulation or rule of any court or Governmental Authority to which Parent or Purchaser is subject.

          5.3. Consents and Approvals of Governmental Authorities. No consent, approval or authorization of, or declaration, filing or registration with, any Governmental Authority is required to be made or obtained by Parent or Purchaser in connection with the execution, delivery and performance of this Agreement or the Documents executed and delivered by Parent or Purchaser or the consummation by Parent and Purchaser of the transactions contemplated hereby and thereby, other than pursuant to the HSR Act and filing the Articles of Merger.

          5.4. Finders and Investment Bankers. Neither Purchaser nor any of its Affiliates have employed any broker, finder, investment banker or financial advisor as to whom any Shareholder has or hereafter may have, an obligation to pay monies, or incurred any liability for any brokerage fees or commission or for any finders', investment banking or financial advisory fees for which the Company would incur any liability in the event the transactions contemplated hereby are not consummated.

          5.5. Litigation. There are no Legal Proceedings pending against, or to the knowledge (after due inquiry) of Parent or Purchaser threatened against or affecting, Parent or Purchaser before any court or arbitrator or any Governmental Authority which in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated by this Agreement.

          5.6.  Merger Sub.  The  representations  are  warranties  contained in
Section 5.1 through 5.5 shall be applicable to and deemed to have been made by Merger Sub as of the Closing with respect to itself, Parent and Purchaser.

                                   ARTICLE VI

                       CONDUCT OF BUSINESS PENDING CLOSING

          6.1. Conduct of Business of the Company. Except as otherwise contemplated by this Agreement (including Section 7.12) or without the prior written consent of the Purchaser, from the date of this Agreement to the Closing Date, the Company shall (and the Semlers shall cause the Company to), conduct its operations in the ordinary and usual course of business consistent with past practice, and in connection therewith the Company shall use its best efforts to preserve its business and the business organization of the Company intact, keep available the services of the Company's officers and employees and maintain satisfactory relationships with suppliers, customers, distributors and others having business relationships with the Company (and in connection therewith will pay payables and collect receivables in the ordinary course consistent with past practice). Except as expressly contemplated by this Agreement, the Company will not do any of the following, without the prior written consent of Purchaser:

          (a) amend its articles of incorporation or bylaws;

          (b) declare or pay any dividend or make any other distributions to its shareholders;

          (c) redeem or otherwise acquire, issue or sell any Stock or issue any capital stock or any Right or amend any material term of any Stock or Right;

          (d) adopt, enter into, terminate or amend any Benefit Plan or collective bargaining agreement that would increase the expense of maintaining any Benefit Plan or collectively bargained agreement;

          (e) make or grant to any executive officer, director or employee any increase in compensation or benefits, except as may be required under existing agreements disclosed to Purchaser, or grant, agree or otherwise become obligated to pay (whether on the occurrence of any future event or otherwise) any severance or termination pay to any officer, director or employee of the Company;

          (f) incur or assume any liabilities or obligations other than in the ordinary course of business consistent with past practice, or incur or assume any Indebtedness (other than drawings on the Company's existing $3,000,000 revolving credit facility with the U.S. National Bank of Oregon which drawings shall be used solely for the Company's working capital purposes and other than an extension (for which no material consideration shall be paid) to no later than September 1, 1998 of the Company's guaranty of the Semler's indebtedness to
CCI); provided, that any such extension shall not relieve CCI from its obligations under Sections 7.18 and 9.8 to release the Company from the Company's obligations to CCI at the Closing;

          (g) enter into any agreement or arrangement with any shareholder of the Company or any Affiliate or Associate thereof, or make any additional advances to any such Person;

          (h) make any change in any accounting practice or policy other than as required in accordance with GAAP;

          (i) acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets (other than inventory and raw materials acquired in the ordinary course of business consistent with past practice);

          (j) sell, lease or otherwise dispose of any assets (other than inventory or raw materials sold or otherwise disposed of in the ordinary course of business in a manner consistent with past practice or as contemplated in
Section 7.12);

          (k) abandon, surrender, terminate or amend in any material manner the terms of any Approval or material contract;

         (l) enter into any agreement, contract or understanding which, following the Merger, would require Purchaser to distribute any products or services (other than the products or services currently being sold or offered by the Company) through any Person, including, without limitation, any distributor or dealer, except in connection with action permitted by Section 6.1(m);

         (m) enter into any license agreement, contract or any other arrangement or understanding regarding, or waive or abandon any rights with respect to, Intellectual Property, terminate or amend in any respect the Ralin License Agreement or settle any claims with respect to the matter referred to on
Schedule 4.10 relating to PaceArt (the "PaceArt Matter"); provided, however, that the Company may, in consultation with Purchaser, enter into arrangements relating to the PaceArt Matter to the extent such arrangements are disclosed on
Schedule 4.10 and which in all material respects are consistent with the terms disclosed on Annex I to Schedule 4.10 (PaceArt Term Sheet); or

          (n) agree to any of the foregoing.

          6.2. Access to Information and Facilities. From the date hereof until the Closing Date, the Company will afford the officers, employees, representatives, consultants, financing sources and agents of Purchaser full and complete access to any and all premises, properties, contracts, books, records, employees, representatives, consultants, Tax Returns and affairs of the Company (including, without limitation, access to properties in order to conduct environmental audits and reviews and access to all documents maintained or required to be maintained by the FDA and other United States, foreign, state and/or local agencies) and will cause its officers to furnish any and all financial, technical and operating data and other information pertaining to the Company (including any and all information relating to Intellectual Property), as Purchaser shall from time to time reasonably request in order to conduct operational and organizational reviews, strategic and tactical planning, due diligence and environmental audits and reviews, all in a manner that will not unnecessarily or unreasonably disrupt the Company's operations. To the extent commercially reasonable, Purchaser will confine its investigation, requests and presence on the Company's property to normal business hours. The Company shall also make available to Purchaser's transition structuring team of employees, consultants and advisors reasonable working space at its facilities. The Semlers shall direct the Company's officers, employees, representatives, consultants and agents to furnish any and all financial, technical and operational data and other information (including any and all information relating to Intellectual Property) relating to the Company, as Purchaser shall reasonably request in connection with the foregoing activities, the transactions contemplated hereby and Purchaser's anticipated conduct of the Company's business. The parties understand that the purpose of this provision is to permit Purchaser to conduct an ongoing due diligence review (acknowledging that Purchaser may not condition the Closing based on its due diligence review) and to permit Purchaser to arrange for a smooth transition in connection with the transactions contemplated hereby. The Semlers shall cause the Company to cooperate reasonably so as to permit Purchaser to achieve these goals. All information provided to Purchaser in connection with the transactions contemplated hereby shall be subject to the terms of that certain confidentiality agreement entered into between the parties on March 1, 1998 ("Confidentiality Agreement") and all originals and copies shall be returned to the Company upon termination of this Agreement. No discussions, investigations or review of material with professionals engaged by the Company will be deemed to or result in the waiver of any privilege that may exist between the Company or any of its shareholders and such professionals (and Purchaser and its Affiliates hereby waive any such claims); provided, however, that the foregoing shall not be deemed to create any privilege that does not otherwise exist.


                                   ARTICLE VII

                              ADDITIONAL AGREEMENTS

                  7.1.       Advice of Change.

          (a) The Company shall promptly advise Purchaser in writing, upon obtaining knowledge of: (i) any event which occurred or state of facts which existed on or prior to the date of execution of this Agreement that is not disclosed herein and any event which occurs after the date of this Agreement, in each case that, under this Agreement or any Schedule or Document delivered pursuant hereto, would have been required to have been disclosed by the Semlers, any Shareholder or the Company on the date of execution of this Agreement and
(ii) any change in the business, operations, properties, assets or financial condition of the Company, if such change has had or would reasonably be expected to have, a Material Adverse Effect with respect to the Company.

          (b) Parent and Purchaser shall promptly advise the Company in writing, upon obtaining knowledge of: (i) any event which occurred or state of facts which existed on or prior to the date of execution of this Agreement, in each case that, under this Agreement or any Document executed and delivered by Parent or Purchaser pursuant hereto, would have been required to have been disclosed by them on the date of execution of this Agreement and (ii) any event that occurs or state of facts that exists that would adversely impact the ability of Purchaser to deliver, on behalf of the Surviving Corporation, the Initial Percentage of the Merger Consideration as provided in Section 2.3(a) or make the deposit called for under Section 2.3(e) or for Parent to make the payments under the promissory notes issued hereunder. The covenant in Section 7.1(b)(ii) shall survive the Closing until such time as all amounts due under the promissory notes issued hereunder are fully paid and retired.

          (c) The Company shall promptly notify Purchaser and Purchaser shall promptly notify the Company of: (i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement; (ii) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement and (iii) any actions, suits, claims, investigations or proceedings commenced or, to its knowledge threatened against, relating to or involving or otherwise affecting the Semlers, the Shareholders, the Company, Parent, Purchaser or their respective Affiliates, as the case may be, that, if pending on the date of this Agreement, would have been required to have been disclosed under this Agreement or that relate to the consummation of the transactions contemplated by this Agreement.

          7.2.  Public  Announcements.  The  Semlers,  the  Company,  Parent and
Purchaser agree that, prior to the Closing, press releases and other announcements with respect to the transactions contemplated hereby shall be subject to mutual agreement; provided, however, that any party may make such announcements as, in the opinion of its counsel, such party is required to make pursuant to applicable law or the requirements of a stock exchange or other applicable self-regulatory organization, but in such event such party shall, to the extent practicable, give the other party reasonable prior notice and an opportunity to comment on the proposed announcement.

          7.3. Books and Records. On the Closing Date, the Semlers and each Shareholder shall deliver and shall cause to be delivered to Purchaser, all of the books and records of the Company not then in the possession of the Company. Purchaser agrees to preserve all records of the Company delivered by the Semlers or any Shareholders to Purchaser pursuant to this Agreement or in the possession of Purchaser in the same manner in which it maintains its own books and records under its then current document maintenance programs. Purchaser shall give thirty (30) days' notice to the Shareholder Representative to permit the Semlers or any Shareholder to examine, duplicate or take possession of such records prior to any destruction thereof by Purchaser. Notice having been given, at the end of the such thirty (30) day period, if the Shareholder Representative shall not have requested any such records or copies thereof, Purchaser may dispose of, alter or destroy any such records at any time. During the period such records are so required to be preserved and kept, the Shareholder Representative shall, on reasonable prior notice, have access thereto during normal business hours to examine, inspect and copy (at his expense) such records. Purchaser and each Shareholder shall provide each other with reasonable access to any records or information relevant to any return, audit or examination by any Taxing Authority, or judicial or administrative proceeding or determination relating to liability for Taxes (including refunds) as are in its possession or subject to its control pursuant to this Section 7.3.

          7.4. Senior Credit Agreement; Financing. Parent and Purchaser will use commercially reasonable efforts to obtain, and the Company shall (and the Semlers shall cause the Company to) use commercially reasonably efforts in taking such action as may be reasonably requested by Purchaser in order to assist Parent, Purchaser and their respective Affiliates, in obtaining all consents, waivers and approvals from the lenders party to the Senior Credit Agreement, which Purchaser determines are necessary for the consummation of the transactions contemplated under this Agreement and the Documents and in order to permit Parent to obtain subordinated debt financing in connection with the transactions contemplated by this Agreement and the Documents, which actions shall include making senior executive and technical personnel of the Company available to assist Parent in preparing relevant portions of its offering materials and other information to be delivered to potential lenders and purchasers of debt securities subject to reasonable confidentiality restrictions that may be requested by the Company; provided, however, that the Company shall not be required to make or be responsible for any payment required in order to obtain any of the forgoing. The parties agree that the complete responsibility for and the entire risk that such financing is obtained is on Parent and Purchaser and breach of any part of this covenant by the Company or any of its officers or Shareholders (other than a material breach which has a direct and demonstrable material adverse effect on Parent's ability to obtain such financing) or the failure of the financing to occur shall not be the basis for termination of this Agreement by Parent or Purchaser or any delay of the closing of the transactions contemplated hereby. To the extent possible, Parent and Purchaser will confine their requests for assistance to normal business hours and will not disrupt the normal business operations of the Company.

          7.5. Consents and Approvals. The Company will (and the Semlers shall cause the Company to) use commercially reasonable efforts to obtain the necessary approvals, consents and releases of other Persons which may be required to consummate the transactions contemplated by this Agreement, which approvals, consents and releases shall include those of the other parties to the agreements referred to on Schedule 4.4. Parent and Purchaser will use commercially reasonable efforts in taking such actions as may be reasonably requested by the Company in order to assist the Company in satisfying its obligations under the preceding sentence, but neither Purchaser nor its Affiliates shall be required to make or be responsible for any payment required in order to obtain any such approval, consent or release.

          7.6. Cooperation Regarding Benefit Plans. The Company shall (and the Semlers shall cause the Company to) cooperate with Purchaser and its advisers in preparing, filing, and diligently pursuing any and all filings, applications, or notifications that may be necessary or advisable with respect to any of the Benefit Plans in connection with the transactions contemplated by this Agreement.

          7.7. Satisfaction of Closing Conditions. Subject to the terms and conditions of this Agreement, each party shall use commercially reasonable efforts to take, or cause to be taken, all actions necessary to consummate the transactions contemplated by this Agreement in a manner that will provide to each party hereto the full benefits of the transactions contemplated hereby. The parties shall cooperate with one another: (a) in determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any contracts and (b) subject to the terms and conditions of this Agreement, in taking such actions or making any such filings, furnishing information required in connection therewith and seeking to obtain in a timely fashion any such consents, approvals or waivers. Each Shareholder, the Semlers and the Company shall use commercially reasonable efforts to cause all of the conditions set forth in Articles VIII and IX to be satisfied by the Scheduled Closing Date. Purchaser shall use its commercially reasonable efforts to cause all of the conditions set forth in Articles VIII and X to be satisfied by the Scheduled Closing Date.

                  7.8.       Tax Covenants.

          (a) The Company shall prepare and timely file with the appropriate Taxing Authority all Tax Returns required to be filed on or prior to the Closing Date and shall timely pay all Taxes either: (i) required to be shown on any such Tax Returns or (ii) which are not required to be shown on such Tax Returns but which will be required to be paid by or with respect to the Company on or prior to the Closing Date. All such income Tax Returns that are filed after the date hereof through the Closing Date will be true, correct and complete when filed and all other Tax Returns that are filed after the date hereof through the Closing Date will be true, correct and complete in all material respects when filed. The Purchaser shall, on behalf of the Company, be responsible for filing all Tax Returns of the Company required to be filed after the Closing Date and paying all Taxes required to be shown on such Tax Returns.

          (b) At least ten (10) days prior to the Closing Date, the Company shall provide Purchaser with copies of all Tax Returns of the Company filed or required to be filed during the period beginning on the date hereof and ending fifteen (15) days prior to the Closing Date.

          (c) If during the period beginning on the date hereof and ending on the Closing Date, the Company or the Semlers receive or file: (i) any notices, protests, or closing agreements relating to issues arising, or potentially arising, in any audit, litigation or similar proceeding with respect to the liability for Taxes of the Company; (ii) any elections or disclosures of any controversial positions filed by or on behalf of the Company with any Taxing Authority (whether or not filed with any Tax Return) or (iii) any letter rulings, determination letters or similar documents issued by any Taxing Authority with respect to the Company, prior to the Closing, the Semlers shall provide or shall cause the Company to provide Purchaser, with copies of those items that are received or filed.

          (d) All transfer, documentary, sales, use, registration and other such Taxes (including, but not limited to, all applicable real estate transfer or gains taxes but excluding any prospective increase in real property taxes of the Company as a result of a revaluation of real property as a result of the Merger), any penalties, interest and additions to Tax, and fees incurred in connection with this Agreement and the transactions contemplated hereby (including any Taxes due as a result of the Merger but excluding any Taxes to the extent such Taxes arise from or result out of subsequent transactions involving the Company) shall be borne by the Shareholders. The Semlers and the Shareholders and Purchaser shall cooperate in the timely making of all filings, returns, reports and forms as may be required in connection therewith. At the Closing, Purchaser will provide the Company with a resale certificate relating to the Company's inventory.

          (e) The Semlers and the Shareholders will provide such cooperation and information as the Purchaser or the Company reasonably may request in: (i) filing any Tax Return, amended return or claim for refund, (ii) determining a liability for Taxes or a right to a refund of Taxes or (iii) conducting any audit or other proceeding in respect of Taxes of the Company.

          (f) Without the prior written consent of Purchaser, the Company shall not, on or prior to the Closing Date, make or change any Tax election, adopt or change any method of Tax accounting, file any amended return, enter into any closing agreement, settle any Tax claim or assessment, surrender any right to claim a Tax refund, consent to any extension or waiver of the limitations period applicable to any Tax or Tax Return.

         (g) For income Tax purposes and for purposes of this Agreement, the parties shall treat the Merger as a taxable purchase of the Stock by Purchaser and shall take no position or action inconsistent with such treatment.

          (h) For income Tax purposes, no portion of the Merger Consideration shall be allocable to any of the covenants set forth in the Non-Competition Agreements.

          7.9. No Solicitation. The Company shall immediately cease and cause to be terminated any existing solicitation, encouragement, activity, discussion or negotiation with any Person heretofore conducted by or on behalf of the Company with respect to any Acquisition Proposal. From the date hereof until the termination of this Agreement, the Company shall not (nor shall it authorize or permit any of its officers, directors, employees, agents, shareholders, investment bankers, attorneys, financial advisors or other representatives ("Company Representatives") to, directly or indirectly): (a) take any action to initiate, solicit, encourage, respond to or otherwise facilitate, any offer or inquiry from any person with respect to any Acquisition Proposal or (b) engage in negotiations or discussions with, or disclose any non-public information relating to the Company or its business or afford access to the properties, books or records of the Company to, any person with respect to an Acquisition Proposal. The Semlers, each Shareholder and the Company shall promptly notify
Purchaser if he or it receives any inquiry from any Person or has any discussions with any Person with respect to an Acquisition Proposal, which notice shall contain the name of the person involved and the nature of the Acquisition Proposal.

          7.10. Additional Instruments; Further Assurances. At and after the Closing, at the request of Purchaser, each Shareholder shall, or shall cause its Affiliates to, execute, acknowledge and deliver to Purchaser without further consideration, all such further assignments, conveyances, endorsements, deeds, powers of attorney, consents and other documents and take such other action as Purchaser may reasonably request to consummate the transactions contemplated by this Agreement.

         7.11. Antitrust  Notification.  Each of the parties shall, within three
(3) business days following the date hereof, or as promptly as practicable thereafter, file with the Federal Trade Commission and the Department of Justice the notification and report form required in order to consummate the transactions contemplated hereby and any supplemental information which may be reasonably requested in connection therewith pursuant to the HSR Act. Each of the parties shall coordinate to seek early termination of the waiting period applicable to the filing. Each of the parties shall furnish to each other's counsel such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission that is necessary under the HSR Act.

          7.12. CompressAR Business. (a) Schedule 7.12 sets forth a list and description of the assets and liabilities of the Company which relate primarily to the CompressAR business and which would be included on a balance sheet prepared in accordance with GAAP (the "CompressAR Net Assets"). The Semlers shall have the option to cause Newco, not later than the business day immediately prior to the Closing Date, to purchase from the Company, and the Company shall sell to Newco, for the Appraised Value, the CompressAR Net Assets and Newco shall assume the CompressAR Business Liabilities, pursuant to an Assignment and Assumption Agreement in the form attached hereto as Exhibit F.

          (b) If Newco purchases the CompressAR Net Assets as provided herein, then the purchase price therefor shall be paid, at the Semlers' option, either in cash at that time or by a reduction of the amounts otherwise payable to each of the Semler Trusts upon surrender of their Certificates representing their shares of Stock as provided in Section 2.3(a)(i) by fifty percent (50%) of the Appraised Value. If Newco purchases the CompressAR Net Assets as provided herein, the Semlers shall be deemed to have represented and warranted that the tax basis of the Company in such assets is equal to the sum of the book value of the CompressAR Net Assets.

          (c) If Newco purchases the CompressAR Net Assets as provided herein, then at the Closing, the Company and Newco shall enter into a Transition Services Agreement in the form of Exhibit G.

          7.13. Real Estate Matters. The Company will use commercially reasonable efforts, and the Semlers will cause the Company to, obtain estoppel certificates in the form and substance of the Tenant Estoppel Certificates attached hereto as Exhibits H-1 and H-2 with respect to all of the Leased Real Property.

          7.14. Option Exercise Period; Option Cancellation
Agreements.

(a) The Company shall provide to each holder of outstanding Options not later than the first business day after the date hereof, a written notice stating that during the period (the "Option Notice Period") commencing on the first business day after the date hereof and ending on the twentieth (20th) calendar day thereafter, such holder shall have the right to exercise in accordance with their terms any Options which are then vested, and the Company shall permit the exercise of such Options in accordance with their terms.

          (b) The Company shall use commercially reasonable efforts to obtain from all holders of outstanding Options executed Option Cancellation Agreements which will be delivered to Purchaser prior to the Closing Date. The Semlers, the Shareholders and the Company agree not to enter into any agreement to provide any holder of outstanding Options an alternative to either: (i) the Option Cancellation Agreement or (ii) exercise of the Options in accordance with their terms as of the date hereof.

          7.15. FIRPTA Certificate. The Company shall execute and deliver to Purchaser, prior to the Closing Date, an affidavit by the Company, dated not more than twenty (20) days prior to the Closing Date, certifying, under penalty of perjury, that the Company is not and has not been a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, and that, as of the Closing Date, interests in the Company shall not constitute United States real property interests (within the meaning of Section 897(c)(1) of the Code). The aforementioned affidavit shall be in the form and meet the requirements prescribed by the Code and the applicable Treasury Regulations (and shall be acceptable to Purchaser).

          7.16. Creation of Merger Sub. Purchaser will create Merger Sub under the OBCA as soon as practicable after Parent and Purchaser receive from the lenders under the Senior Credit Agreement all consents, waivers and approvals required from such lenders for Purchaser to create that Subsidiary. The parties agree that the complete responsibility for and the entire risk that such consents, waivers and approvals are obtained and that the creation of Merger Sub occurs is on Parent and Purchaser and failure shall not be the basis for termination of this Agreement by Parent or Purchaser or any delay of the closing of the transactions contemplated hereby.

          7.17. Shareholder Indebtedness. Each of the Semlers and the Semler Trusts, Parent and Purchaser acknowledges and agrees that the Shareholder Indebtedness shall be satisfied in full through offset of the amounts payable under the promissory notes issuable to each of the Semler Trusts pursuant to
Section 2.3(a) for each promissory note in an amount equal to fifty percent (50%) of the full amount of the Shareholder Indebtedness, notwithstanding that the Shareholder Indebtedness is not an obligation of the Semler Trusts. Each of the Semlers hereby acknowledges and agrees that by executing this Agreement, the Company has given the Semlers proper demand for payment on the Closing Date of the full amount of the Shareholder Indebtedness.

          7.18. Related Party Agreements. Each of the Semlers, the Shareholders and the Company: (a) agrees that, notwithstanding any contrary provision contained in any of the Related Party Agreements, neither the execution and delivery of this Agreement or any of the Documents executed and delivered by the Semlers, any Shareholder or the Company, the performance by the Semlers, any Shareholder or the Company of the obligations hereunder or thereunder nor the consummation of the transactions contemplated hereby or thereby, violates, is in conflict with or constitutes a default under any of the Related Party Agreements; (b) waives any notice, consent or approval otherwise required pursuant to the Related Party Agreements for such execution, delivery, performance and consummation and (c) agrees that without any further action required by any of the parties thereto, that each of the Related Party Agreements shall be deemed to be terminated and of no further force or effect as of immediately preceding the Effective Time, provided, however, that nothing contained in this Section 7.18 shall affect any payment obligations for money borrowed which the Semlers or the Semler Trusts may have to CCI under the Loan and Stock Option Agreement and Loan Modification Agreement included within the definition of Related Party Agreements so long as such obligations remain recourse only to the personal assets of the Semlers. CCI agrees that, at the Closing, it shall release the Company pursuant to the release required by
Section 9.8 from any and all obligations or claims against the Company, including claims against the Stock, that CCI may have under any Related Party Agreement.


                                  ARTICLE VIII

                     CONDITIONS TO OBLIGATIONS OF EACH PARTY

The obligations of each party to consummate the transactions contemplated hereby shall be subject to the fulfillment, at or prior to the Closing Date, of the following conditions:

          8.1.  HSR  Act.  The  waiting  period  (and  any  extension   thereof)
applicable to the Merger under the HSR Act shall have expired or been terminated.

          8.2. No Action or Proceeding; Compliance with Law. No claim, action, suit or other proceeding shall be pending or threatened by any Governmental Authority or private Person before any court, agency or administrative body which creates a substantial likelihood that the consummation of the transactions contemplated by this Agreement will be restrained, enjoined or otherwise prevented or that any material damages will be recovered or other relief (the effect of which would materially impair the value of the Merger to Parent or Purchaser) obtained as a result of the transactions contemplated hereby. No provision of any applicable law or any judgment, injunction, order or decree shall prohibit the Merger.


                                   ARTICLE IX

                      CONDITIONS TO PURCHASER'S OBLIGATIONS

The obligations of Parent and Purchaser to cause Merger Sub to consummate the Merger and the transactions contemplated by this Agreement shall be subject to the satisfaction, at or before the Closing, of each of the following conditions:

          9.1. Representations and Warranties. The representations and warranties made by the Semlers, the Shareholders and the Company in this Agreement and in the Documents executed and delivered by any Shareholder, the Semlers or the Company shall be true and correct on the date hereof and on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date, except that any such representations or warranties made with reference to a specified date shall have been true on and with reference to such date and except for breaches of any such representations or warranties that do not have, individually or in the aggregate, a Material Adverse Effect with respect to the Company.

          9.2. Performance. With respect to agreements, covenants, obligations and conditions set forth herein and required to be performed or complied with by the Semlers, the Shareholders and/or the Company on or prior to the Closing Date, the Semlers, the Shareholders and the Company shall have performed in all material respects (except that any thereof which, by the terms thereof, are qualified so as to require material performance or compliance must be performed and complied with as written), each such agreement, covenant, obligation and condition; provided, however, that the failure of Purchaser, Parent or their Affiliates to obtain bank consent or financing with respect to any part of the transactions contemplated hereby shall not be a precondition to the obligations of Parent or Purchaser hereunder, unless such failure results primarily from the actions or failure to act on the part of the Semlers, the Company or the Shareholders.

         9.3. Legal Opinions. Parent and Purchaser shall have been furnished with opinions of counsel, dated the Closing Date, in the form attached as
Exhibit I-1 and Exhibit I-2.

9.4. Required Consents. The Company shall have delivered to Purchaser executed consents to the Merger of the other parties to the agreements referred to in Schedule 4.4.

          9.5. Certificates. The Semlers, the Shareholders and the Company shall have furnished to Purchaser such certificates to evidence compliance with the conditions set forth in this Agreement as may be reasonably requested by Purchaser, including certificates of appropriate officers of the Company stating that the conditions set forth in Sections 9.1 and 9.2 have been satisfied and including appropriate certification of articles of incorporation, bylaws, corporate resolutions and incumbency in the form of Exhibit J.

          9.6. Resignation. The Company shall have delivered to Purchaser, in form and substance reasonably satisfactory to Purchaser and its counsel, resignations of all members of the Board of Directors of the Company and terminations with respect to all powers of attorney and agency relationships specified by Purchaser prior to the Closing, in each case effective as of the Closing Date and conditioned on the Closing.

          9.7. Signature Authority. The Company shall have taken all action satisfactory to Purchaser to cause the termination of the power of such persons as shall be requested by Purchaser in writing, to borrow, discount debt obligations, cash or draw checks or otherwise act on behalf of the Company with respect to the bank accounts listed on Schedule 4.1(e).

          9.8. Waiver of Rights. At the Closing, the Semlers, each Shareholder and each of the members of the Board of Directors of the Company shall have, on behalf of itself and its Affiliates, executed and delivered to Purchaser a release in the form of Exhibit K. At the Closing, BT Alex. Brown and Ragen
MacKenzie Incorporated shall have provided Purchaser with a confirmation reasonably satisfactory to Purchaser stating that all of their fees and commissions for which Purchaser or Company may be responsible in connection with the transactions contemplated hereby have been paid in full.

          9.9. Non-Competition Agreement. The Company shall have delivered to Purchaser a Non-Competition Agreement in the form of Exhibit L-1 executed by the Semlers and the Semler Trusts and a Non-Competition Agreement in the form of Exhibit L-2 executed by Gregory T. Semler.

          9.10. Certification of Minimum Shareholders' Equity and Net Current Assets. The Company shall have delivered to Purchaser a certificate in the form of Exhibit M (the "Closing Certificate"), which shall be signed by Herbert J. Semler in his capacity as Chief Executive Officer of the Company and Shirley L. Semler in her capacity as Executive Vice President of the Company. The amount of Shareholders' Equity of the Company and Net Current Assets of the Company set forth in the Closing Certificate shall each be at least $2,000,000 and $2,750,000, respectively, measured in a manner consistent with Section 2.2(a); provided, however, that for purposes of this Section 9.10, the amount of Excess Transactional Expenses shall be deemed to be zero.

          9.11. Company Debt Payoff; Releases.

(a) Purchaser shall have received a payoff
letter from the United States National Bank of Oregon indicating all amounts required to be paid in order to satisfy the Company Debt in full on the Closing Date. The pledges of Stock to secure Company Debt granted pursuant to the Stock Pledge Agreement dated June 20, 1996 by and among Herbert J. Semler, individually and as trustee under trust agreement dated May 25, 1993, for the benefit of Herbert J. Semler, Shirley L. Semler, individually and as trustee under trust agreement dated May 25, 1993, for the benefit of Shirley L. Semler, Gregory T. Semler and the United States National Bank of Oregon referred to in Schedule 3.1 and other liens to secure repayment of the Company Debt shall have been released.

         (b) The Company shall have been released from its guaranty in favor of Kansas City Life Insurance Company and from its indebtedness, obligations and guarantees to the United States National Bank of Oregon, each release in form and substance reasonably satisfactory to Purchaser.

          9.12. Option Cancellation Agreements. If the Scheduled Closing Date is prior to the expiration of the Option Notice Period, the Company shall have delivered to Purchaser either: (i) executed Option Cancellation Agreements from each holder of outstanding Options (or waiver of the Option Notice Period) or
(ii) an opinion of Stoel Rives LLP reasonably satisfactory to Purchaser that the only right against the Company which would be available to a holder of an Option who neither executes and delivers to the Company an Option Cancellation Agreement nor waives any claim he may have against the Company as a result of consummation of the Merger prior to the expiration of the Option Notice Period would be to receive either the Per Share Merger Consideration for each share of Stock subject to the Option or the Option Value.


                                    ARTICLE X

          CONDITIONS TO OBLIGATIONS OF THE COMPANY AND THE SHAREHOLDERS

The obligations of the Company and the Shareholders to consummate the Merger and the transactions contemplated by this Agreement shall be subject to the satisfaction, at or before the Closing, of each of the following conditions:

          10.1. Representations and Warranties. The representations and warranties made by Parent and Purchaser in this Agreement, and in the Documents executed and delivered by Parent and Purchaser shall be true and correct on the date hereof and on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date, except that any such representation or warranty made with reference to a specified date shall have been true on and with reference to such date and except for any breaches of any such representations or warranties that do not have, individually or in the aggregate, a Material Adverse Effect with respect to Parent or Purchaser.

          10.2. Performance. With respect to agreements, covenants, obligations and conditions set forth herein and required to be performed or complied with by Parent and/or Purchaser on or prior to the Closing Date, Parent and/or Purchaser shall have performed in all material respects (except that any thereof which, by the terms thereof, are qualified so as to require material performance or compliance must be performed and complied with as written), each such agreement, covenant, obligation and condition.

          10.3. Opinion of Purchaser's Counsel. The Company and the Shareholders shall have been furnished with an opinion or opinions of counsel, dated the Closing Date in the form of Exhibit N.

          10.4. Certificates. Parent and Purchaser shall have furnished to the Company and the Shareholders such certificates to evidence compliance with the conditions set forth in this Agreement as may be reasonably requested by the Company, including certificates of appropriate officers of Parent and Purchaser stating that the conditions set forth in Sections 10.1 and 10.2 have been satisfied and including appropriate certification of articles of incorporation, bylaws, corporate resolutions and incumbency. Parent also shall have furnished to the Company and the Shareholders a certificate stating that, to its knowledge, no event has occurred which would cause Parent to believe that it will not be able to obtain sufficient funds to pay the amounts owing under the promissory notes issued pursuant to Section 2.3(a) hereunder on the Final Payment Date.

          10.5. Payment of Company Debt; Release of Guarantee. The Company Debt shall have been paid and the Semlers shall have been released from the guarantee of the Company's obligations under that certain loan agreement dated June 20, 1996, by and among the Company, the Semlers, individually and in their respective capacities as trustees of the Semler Trusts, and the United States National Bank of Oregon.

          10.6. Merger Sub. Merger Sub shall have executed a countersignature page to this agreement jointly taking on the obligations of the Purchaser hereunder in the form of Exhibit O.


                                   ARTICLE XI

                                   TERMINATION

Unless Purchaser, the Company and the Shareholder
Representative otherwise agree in writing, this Agreement shall be terminated if the Closing does not occur on the Scheduled Closing Date. In the event of such termination, each party to this Agreement shall remain fully liable in damages for his failure to fulfill or perform those obligations he was required to fulfill or perform, as the case may be, on or prior to the date of such termination.


                                   ARTICLE XII

                     NATURE AND SURVIVAL OF REPRESENTATIONS
                         AND WARRANTIES; INDEMNIFICATION

          12.1. Survival of Representations, Warranties, etc. All representations and warranties of the parties set forth in this Agreement, and the rights of the parties to seek indemnification with respect thereto, shall survive the Closing. Such representations and warranties, and the rights of the parties to seek indemnification with respect thereto, shall expire, except with respect to claims asserted prior to and pending at the time of expiration, fifteen (15) months following the Closing; provided that the representations and warranties contained in Sections 3.1, 3.2, 4.2(a)(i),

       4.2(b), 4.2 (c), 4.3 and 5.1 shall survive indefinitely (or if indefinite survival is not permitted by law, then for the maximum period permitted by applicable law) and provided further that the representations and warranties contained in Section 4.13 shall survive for seven (7) years following the Closing. All such representations and warranties shall be deemed to have been given and made on the date hereof and as of the Closing Date. Except as set forth herein, all of the covenants, agreements and obligations of the parties hereto, hereunder and under any of the Documents, shall survive the Closing indefinitely (or if indefinite survival is not permitted by law, then for the maximum period permitted by applicable law). The liability of any party for any breach of any representation or warranty set forth herein shall not be limited by the knowledge of any Indemnified Party or any Affiliate thereof and the existence of any such knowledge shall not constitute a defense to any such indemnification obligation, unless such Indemnified Party has expressly acknowledged (by a certificate executed by an executive officer of such Indemnified Party and delivered to the Indemnifying Party prior to the Closing which recites the facts which give rise to the breach) that the Indemnified Party is aware of such facts.

          12.2. Semlers' and Shareholders' Agreement to Indemnify.

          (a) The Semlers and the Semler Trusts (and, prior to the Closing, the Company), jointly and severally, and each of the Other Shareholders, severally (with respect to each of the Other Shareholders only, to the extent of its Shareholder Percentage), shall defend, indemnify and hold harmless Parent, Purchaser and Merger Sub (and, effective from and after the Closing, the Company) (each, a "Purchaser Indemnitee"), their respective Affiliates and their respective officers, directors, shareholders, employees and agents, against and in respect of any and all liabilities, losses, damages, deficiencies, Taxes or expenses (including the reasonable expenses of investigation and reasonable fees and expenses of counsel) ("Losses") resulting from, arising out of, or in connection with: (i) any breach of any representation or warranty of the Company, the Semlers or any Shareholder contained in this Agreement (or any representation or warranty deemed to have been made by the Semlers or any Shareholder pursuant to Section 13.1); (ii) any breach by the Company, the Semlers or any Shareholder of any covenant or agreement contained in this Agreement (or deemed to have been made by the Semlers or any Shareholder pursuant to Section 13.1); (iii) any CompressAR Business Liabilities (provided, that the Other Shareholders shall have no indemnification obligation with respect to the CompressAR Business Liabilities); (iv) any Excess Transactional Expenses (except to the extent that such Excess Transactional Expenses were either subtracted from the amounts paid under the promissory notes referred to in Section 2.3 or reflected in the Closing Balance Sheet); (v) any claim by a holder of an Option that in connection with the Merger the Company failed to comply with the twenty day notice provision contained in section 12 of the Stock Option Plan and (vi) any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs and expenses incident to any of the foregoing.

          (b) Notwithstanding the provisions of Section 12.2(a), and subject to the provisions of Section 12.2(d), no claim for indemnification hereunder shall be made against the Semlers or any of the Shareholders for Losses arising out of: (x) any matter described in Section 12.2(a)(i); (y) any matter described in
Section 12.2(a)(ii) (other than with respect to matters covered by Sections 6.1 and 7.8) or (z) any matter described in Section 12.2(a)(vi) (with respect only to the matters referred to in clauses (x) and (y) of this Section 12.2(b)), unless and until the aggregate amount of Losses with respect to the matters covered thereby exceed $1,000,000, in which event the Semlers and the Semler Trusts, jointly and severally, and each of the Other Shareholders, severally (with respect to each of the Other Shareholders only, to the extent of its Shareholder Percentage), shall be required to indemnify the Purchaser Indemnitees for any and all Losses in excess of $500,000.

          (c) (i) Notwithstanding the provisions of Section 12.2(a), and subject to the provisions of Section 12.2(d), the Semlers, the Semler Trusts and the Other Shareholders collectively shall not be required to indemnify any Purchaser Indemnitee for Losses arising out of: (x) any matter described in Section 12.2(a)(i); (y) any matter described in Section 12.2(a)(ii) (other than with respect to matters covered by Sections 6.1 and 7.8) or (z) any matter described in Section 12.2(a)(vi) (with respect only to the matters referred to in clauses
(i)(x) and (y) of this Section 12.2(c)), in an aggregate amount in excess of $10,000,000.

          (ii) Notwithstanding anything in this Agreement to the contrary but subject to the other provisions of this Section 12.2, if any Purchaser Indemnitee is entitled to indemnification under this Section 12.2 on account of any Loss, the obligation of each Other Shareholder in respect thereof shall be limited to the amount of such Loss multiplied by its Shareholder Percentage, provided, however, that such limitation shall not apply to the breach by any Other Shareholder of any of his representations or warranties contained in Article III.

          (iii) Notwithstanding anything in this Agreement to the contrary but subject to the other provisions of this Section 12.2, no claim for indemnification hereunder shall be made against CCI more than fifteen (15) months after the Closing, except with respect to claims asserted prior to and pending at such time and claims under Article III.

          (d) The limitations contained in Sections 12.2(b) and (c)(i) shall not apply in respect of any breach of any representation or warranty contained in any of Sections 3.1, 3.2, 4.1(c)(iii)(z), 4.2, 4.3 or 7.12 (regarding the book value and tax basis of the CompressAR Net Assets).

          (e) Notwithstanding anything in this Agreement to the contrary, Purchaser Indemnitees shall not be entitled to receive indemnification on account of any Losses (other than losses described in Section 12.2(a)(iii) and any Losses arising out of or resulting from a breach of the representation or warranty contained in Section 7.12 (regarding the book value and tax basis of the CompressAR Net Assets), other than with respect to the Other Shareholders) in excess of an aggregate amount equal to the sum of: (i) the Purchase Price and
(ii) the amount of any Transactional Expenses (other than Excess Transactional Expenses).

          (f) For purposes of Section 12.2(a)(i), whether there has occurred a breach of any representation or warranty which is qualified as to knowledge, materiality or both shall be determined as if such representation or warranty were made without any such qualification, except with respect to the knowledge qualification contained in Section 4.10(c).

          12.3. Parent and Purchaser's Agreement to Indemnify.

          (a) Parent, Purchaser and the Surviving Corporation, jointly and severally, shall defend, indemnify and hold harmless each Shareholder (and prior to the Closing, the Company), against and in respect of any Losses resulting from: (i) any breach of any representation or warranty of Parent or Purchaser contained in this Agreement;
(ii) any breach by Parent, Purchaser or the Surviving Corporation of any covenant or agreement made in this Agreement or in any Document executed and delivered by Parent, Purchaser or the Surviving Corporation and (iii) any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs and expenses incident to any of the foregoing.

          (b) For purposes of Section 12.3(a)(i), whether there has occurred a breach of any representation or warranty which is qualified as to knowledge, materiality or both shall be determined as if such representation or warranty were made without any such qualification.

          12.4. Third Party Claims.

          (a) Promptly after the receipt by any party hereto of notice of any claim, action, suit or proceeding of any third party which is subject to indemnification hereunder, such party ("Indemnified Party") shall give written notice of such claim to the party obligated to provide indemnification hereunder ("Indemnifying Party"), stating the nature and basis of such claim and the amount thereof, to the extent known. Failure of the Indemnified Party to give such notice shall not relieve the Indemnifying Party from any liability which it may have on account of its indemnification obligation or otherwise, except to the extent that the Indemnifying Party is materially prejudiced thereby.

         (b) So long as the Indemnifying Party provides assurances, reasonably acceptable to the Indemnified Party, that the Indemnifying Party is capable of satisfying all Losses that may arise in respect of any matter, the Indemnifying Party shall be entitled to elect to participate in the defense of and, if it so chooses, to assume the defense of such claim, action, suit or proceeding with counsel selected by the Indemnifying Party and reasonably satisfactory to the Indemnified Party. Upon any such election by the Indemnifying Party to assume the defense of such claim, action, suit or proceeding, the Indemnifying Party shall not be liable for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof, provided, that the Indemnified Party may, at its option and at its own expense, participate in such defense and employ counsel separate from the counsel employed by the Indemnifying Party. The Indemnifying Party shall be liable for the reasonable fees and expenses of counsel employed by the Indemnified Party for any period in which the Indemnifying Party has not assumed the defense thereof (other than during any period in which the Indemnified Party failed to give the notice provided above). The parties shall use commercially reasonable efforts to minimize Losses from claims by third parties and shall act in good faith in responding to, defending against, settling or otherwise dealing with such claims, notwithstanding any dispute as to liability as between the parties under this Article XII. The parties shall also cooperate in any such defense, give each other full access to all information relevant thereto and make employees and other representatives available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Whether or not the Indemnifying Party shall have assumed the defense, the Indemnifying Party shall not be obligated to indemnify the Indemnified Party hereunder for any settlement entered into without the Indemnifying Party's prior written consent, which consent shall not be unreasonably withheld or delayed. The Indemnifying Party shall not settle any claim without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed. The provisions of this Section

          12.4(b) shall not apply to any claims, actions, suits or proceedings which are subject to indemnification hereunder as a result of any matter referred to on Schedule 4.10 or any breach of the representations and warranties contained in Section 4.10 (including the Company's failure to disclose any matter on Schedule 4.10 which should have been disclosed).

          (c) If any party to this Agreement shall receive from a third party any claim or assertion relating to any matter referred to on Schedule 4.10 or any matter which should have been disclosed on Schedule 4.10 (an "Intellectual Property Claim"), then the party becoming so informed shall promptly, but in all events within twenty (20) days, notify the other parties to this Agreement of the claim or assertion and shall provide with such notice reasonable detail relating thereto. Parent and Purchaser shall have the right to defend any Intellectual Property Claim with litigation counsel of its choice and shall instruct said counsel to diligently and energetically defend any such Intellectual Property Claim. Purchaser shall keep the Shareholder Representative apprised of the developments in the action. The Semlers and the Shareholders shall cooperate in the defense of the claim, including making available documents and/or witnesses as may be within the control of the Semlers or the Shareholders, cooperating in assisting Parent and Purchaser to determine all particulars of operation of the accused product or method, and in identifying and proving counterclaims against the third party. Parent and Purchaser shall retain control of the litigation and shall have the right to make the final decision with respect to defenses, counterclaims, settlement and strategy (provided that, prior to the making any such final decision, Purchaser shall consult with the Shareholder Representative and afford him an opportunity to present his views). The Semlers and the Shareholders shall strictly observe all conduct and communication rules that litigation counsel shall impose with respect to the claim or litigation, including issuance of press releases, public statements, and statements to individuals within the employ of the Semlers or the Shareholders who either do not have a strict need know, or to whom communication would be restricted by reason of any protective order in effect. The Shareholders shall not be obligated to indemnify Parent and Purchaser hereunder for any settlement entered into without the prior written consent of the Shareholder Representative (and the Shareholder Representative agrees not to unreasonably withhold such consent), provided, that the Shareholder Representative shall have complied in all material respects with its obligations under this Section 12.4(c). Notwithstanding the forgoing, Parent and Purchaser shall defend the Intellectual Property Claims in a commercially reasonable manner and consistent with the defense of such matter as if Parent and Purchaser were not entitled to indemnification hereunder, including in the context of considering offers of settlement. Purchaser agrees to work with the Shareholder Representative in an attempt to arrive at commercially reasonable settlements, to the extent practicable. Parent and Purchaser shall use commercially reasonable efforts to minimize Losses from claims by third parties and shall act in good faith in responding to, defending against, settling or otherwise dealing with such claims, notwithstanding any dispute as to liability as between the parties under this Article XII.

          12.5. Effect of Taxes and Insurance. The amount of any Losses for which indemnification is provided under this Article XII shall be reduced to take account of any net Tax benefit realized and shall be increased to take account of any net Tax detriment realized arising from the incurrence or payment of any such Losses or from the receipt of any such indemnification payment and shall be reduced by the insurance proceeds received and any other amount, if any, recovered from third parties by the Indemnified Party (or its Affiliates) with respect to any Losses. If any Indemnified Party (or its Affiliates) shall have received any indemnification payment pursuant to this Article XII with respect to any Loss, such Indemnified Party shall, upon written request by the

Indemnifying Party, assign to such Indemnifying Party (to the extent of the indemnification payment) any claim which such Indemnified Party may have under any applicable insurance policy which provides coverage for such Loss. Such Indemnified Party shall reasonably cooperate (at the expense of the Indemnifying Party) to collect under such insurance policy. If any Indemnified Party (or its Affiliates) shall have received any payment pursuant to this Article XII with respect to any Loss and had or shall subsequently have received insurance proceeds or other amounts with respect to such Loss, then such Indemnified Party (or its Affiliates) shall promptly pay over to the Indemnifying Party the amount so recovered (after deducting the amount of the expenses incurred by it in procuring such recovery), but not in excess of the amount previously so paid by the Indemnifying Party.

          12.6. Purchase Price Adjustment. Any amount paid by the Semlers or the Shareholders on the one hand, or Parent or Purchaser on the other hand, to the other pursuant to this Article XII will be treated for Tax purposes as an adjustment to the aggregate Merger Consideration.

          12.7. Due Date; Interest.  All payments required to be made under this
Article XII shall be due upon the later of (a) incurrence of the Loss to which such required indemnification payment relates or (b) the date the promissory notes delivered pursuant to Section 2.3 are paid in full and shall include interest at the rate of ten percent (10%) per annum compounded annually from such due date through the date of payment.

          12.8. Remedies Exclusive. After the Closing, the remedies of the parties set forth in this Article XII shall be deemed to be the exclusive remedy for breaches of any representation, warranty or covenant (other than fraud) contained in this Agreement that would otherwise be available to the parties.


                                  ARTICLE XIII

                            MISCELLANEOUS PROVISIONS

          13.1. Representations/Covenants of the Shareholders and the Company. If the Closing occurs, all representations and warranties (to the extent the same survive the Closing as contemplated in Section 12.1) and all covenants and agreements of the Company or any or all Shareholders and the Company made pursuant to this Agreement and the Documents executed and delivered by any such persons (but for the Company, only such Documents as are entered into by the Company prior to the Closing) shall be deemed to be representations and warranties, covenants and agreements solely of the Semlers and each Shareholder (and not of the Company) for all purposes hereunder (other than with respect to the Closing Certificate), including Article XII and the Semlers and the Shareholders (and each of them) will be liable and responsible, in accordance with the terms of this Agreement, for any breach thereof.

          13.2. Amendment and Modification. This Agreement may be amended, modified or supplemented only by written agreement of all of the parties hereto.

          13.3. Waiver. Any breach of any obligation, covenant, agreement or condition contained herein shall be deemed waived by the non-breaching party, only by a writing, setting forth with particularity the breach being waived and the scope of the waiver, but such waiver shall not operate as a waiver of, or estoppel with respect to, any subsequent or other breach. No waiver shall be implied from any conduct or action of the non-breaching party. No failure by any party in exercising any right, power or privilege hereunder or under the Documents and no course of dealing by any party shall operate as a waiver and any right, power or privilege hereunder or under any Document nor shall any single or partial exercise thereof or the exercise of any other right, power or privilege.

          13.4. Notices. All notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when delivered:

   If to Parent, Purchaser, Merger Sub or (after the Merger) the Company, to:

                              ALARIS Medical, Inc.
                             10221 Wateridge Circle
                               San Diego, CA 92121
                       Attention: Chief Executive Officer
                           (619) 458-7000 (telephone)
                            (619) 458-7760 (telecopy)

                                 with a copy to:

                             Gordon Altman Butowsky
                              Weitzen Shalov & Wein
                              114 West 47th Street
                            New York, New York 10036
                      Attention: Marjorie Sybul Adams, Esq.
                           (212) 626-0861 (telephone)
                            (212) 626-0799 (telecopy)

                   If (prior to the Merger) to the Company to:

                                Instromedix, Inc.
                              One Technology Center
                           7431 N.E. Evergreen Parkway
                          Hillsboro, Oregon 97124-5898
                              Attention: James May
                         (503) 681-9000 x398 (telephone)
                            (503) 681-8230 (telecopy)

                   If to the Semlers, the Shareholders or the Shareholder Representative to:

                                Herbert J. Semler
                         6215 South West Hamilton Street
                             Portland, Oregon 97221
                                 with a copy to:

                            Capital Consultants, Inc.
                                 Capital Center
                              2300 SW First Avenue
                             Portland, Oregon 97201
                             Attention: Linda Lucas
                           (503) 241-1200 (telephone)
                            (503) 241-0448 (telecopy)

                                 with a copy to:

                           Schwabe, Williamson & Wyatt
                              1211 S.W. 5th Avenue
                                Suites 1600-1800
                             Portland, Oregon 97204
                         Attention: Carmen M. Calzacorta
                           (503) 796-2994 (telephone)
                            (503) 796-2900 (telecopy)

                                 with a copy to:

                                Latham & Watkins
                        650 Town Center Drive, Suite 2000
                          Costa Mesa, California 92626
                          Attention: Patrick T. Seaver
                           (714) 755-8204 (telephone)
                            (714) 755-8290 (telecopy)

or to such other address or telecopy number and with such other copies as such party may hereafter specify for the purpose of notice to the other party. Each such notice, request, demand or other communication shall be effective (a) if given by telecopy, when such telecopy is transmitted to the telecopy number specified in this Section and evidence of receipt is received or (b) if given by any other means, upon delivery or refusal of delivery at the address specified in this Section.

         13.5. Binding Nature; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns, heirs and personal representatives but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without prior written consent of the other parties; provided, however, that the rights of Parent and/or Purchaser hereunder may be assigned by Parent and/or Purchaser to: (a) any lender or financing institution as security for a loan or loans (with respect to enforcement of Parent and/or Purchaser's rights hereunder after the Closing) or (b) any Person that acquires all or substantially all of the assets or business of Parent and/or Purchaser by purchase, merger, consolidation or otherwise (in which case Parent and/or Purchaser shall maintain its obligation jointly with such transferee). The foregoing notwithstanding, prior to the Closing Date, Parent and/or Purchaser may assign their rights and delegate their obligations hereunder, including rights and obligations relating to Merger Sub, to any direct or indirect wholly-owned Subsidiary of Parent and/or Purchaser ("Assignee") (in which case Parent and/or Purchaser, as applicable, shall maintain its/their obligations jointly with such Assignee). Such assignment shall be made pursuant to documentation in form and substance reasonably acceptable to the Company and the Shareholders.

         13.6. Governing Law; Submission to Jurisdiction. This Agreement and the legal relations among the parties hereto shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and performed therein without regard to conflicts of law principles, except that the consummation and effectiveness of the Merger shall be governed by, and construed in accordance with the OBCA. Each party hereto hereby irrevocably: (a) in any legal proceeding brought in connection with this Agreement or any of the Documents or the transactions contemplated hereby or thereby, submits to the nonexclusive in personam jurisdiction of (i) the United States District Court for the Northern District of California or any California state court or (ii) in the event that Parent, Purchaser, Merger Sub or the Company is a defendant in any legal proceeding in which it seeks to join the Semlers or any Shareholder as a third party defendant, then, any state or United States court in which such proceeding has properly been brought, and consents to suit therein; (b) waives any objection that it may now or hereafter have to the venue of such proceeding in any such court or that such proceeding was brought in an inconvenient court;
(c) designates Stoel Rives LLP (in the case of the Company, the Semlers and the Shareholders) or Gordon Altman Butowsky Weitzen Shalov & Wein (in the case of Purchaser) as agent to receive service of any and all process and documents on their behalf in any legal proceeding in the State of California and (d) agrees that nothing herein shall affect any party's right to effect service of process in any manner permitted by law, and that Parent, Purchaser, the Company, the Semlers and the Shareholders shall have the right to bring any Legal Proceedings (including a proceeding for enforcement of a judgment entered by any of the aforementioned courts) against any party in any other court or jurisdiction in accordance with applicable law.

         13.7. Transactional Expenses. The Company shall deliver to Purchaser at least three (3) business days prior to the Closing, a good faith written estimate of the Company's Transactional Expenses which shall be used in the computation of the Purchase Price and the Per Share Merger Consideration, as provided herein. The Transactional Expenses estimate shall be itemized and shall contain such supporting documentation as may be reasonably requested by Purchaser. If the Closing occurs, Purchaser agrees to pay, on behalf of the Surviving Corporation, the Company's Transactional Expenses at the Closing to the extent not theretofore paid, provided that Purchaser shall be entitled to recoup the full amount of any Excess Transactional Expenses by means of any one or more of (without duplication): (a) a reduction in the Purchase Price (as contemplated in clause (c) of the definition of Purchase Price), (b) the inclusion of such Excess Transactional Expenses as a liability on the Closing Balance Sheet or (c) by indemnification pursuant to Section 12.2(a).

           13.8. Counterparts. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          13.9. Headings; References. The article, section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All references herein to "Articles", "Sections" or "Exhibits" shall be deemed to be references to Articles or Sections hereof and to Exhibits hereto unless otherwise indicated.

         13.10. Entire Agreement. This Agreement, together with the Schedules, Exhibits, Documents and the Confidentiality Agreement, constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements, schedules, understandings, documents (including information provided or made available by any party to any other party), negotiations and discussions, whether oral or written, of the parties hereto.

          13.11. Drafting Conventions. Any use herein of the phrase "and/or" shall be deemed to mean both "and" and "or". Any use herein of the phrase "including" shall be deemed to mean "including, without limitation". The masculine gender used herein shall be deemed to include the feminine and neuter genders, and vice-versa, and the singular or plural shall be deemed to include the plural or singular, as the case may be, when required by context.

         13.12.     Arbitration.

          (a) Disputes that arise under or with respect to this Agreement will be resolved as follows:

          (i) except as set forth in Section 13.12(c), no party shall bring a civil action arising under or with respect to this Agreement;

          (ii) at any time any party may demand arbitration of any dispute arising under or with respect to this Agreement by delivering written notice thereof to:
(i) the other parties and (ii) an office of JAMS/Endispute located in San Francisco, California (or, if none then the office of JAMS/Endispute located closest to San Francisco, California); and

          (iii) any such arbitration shall be conducted at an office of JAMS/Endispute located in San Francisco, California (or, if none, then the office of JAMS/Endispute located closest to San Francisco, California) according to JAMS/Endispute's Arbitration Rules then in effect applicable to disputes of the type submitted to arbitration and the results of such arbitration shall be final and binding on the parties.

          (b) In the event that JAMS/Endispute is not available to provide such arbitration services with respect to any such dispute, then that dispute shall be resolved by final, binding arbitration in San Francisco, California by three arbitrators pursuant to the rules then prevailing of the American Arbitration Association applicable to disputes of the type submitted to arbitration. Judgment on the award rendered by any of the above referenced arbitrators may be confirmed and entered in and by any court having jurisdiction.

          (c) Notwithstanding the foregoing, each party specifically reserves the right: (i) to seek equitable remedies in a court of competent jurisdiction following arbitration of the underlying matter, if practicable and (ii) to bring a third party action against any other party in any proceeding to which such person (the "Initiating Person") is a party under circumstances in which the basis of the claim by the Initiating Person against the other party is that such other party is liable (under the Agreement or otherwise), in whole or in part, for or in respect of any claim or counterclaim being asserted against the Initiating Person in such proceeding.

          (d) Other than disputes resolved pursuant to Section 2.2(b), the costs and expenses incurred by the parties in connection with any claim that has been finally determined by arbitration pursuant thereto shall promptly be paid by (i) the claimant in proportion to the amount of its claim determined to by JAMS/Endispute to be invalid and (ii) the defendants in proportion to the amount of the claim determined by JAMS/Endispute to be valid (including, for purposes of both (i) and (ii) of this Section 13.12(d), reasonable fees and disbursements of counsel provided that the Purchaser and Merger Sub shall have no obligation to provide such reimbursement for more than one counsel for all of the Semlers and the Shareholders). Notwithstanding the foregoing, the costs and expenses incurred by the prevailing parties (as determined by JAMS/Endispute) in connection with any non-monetary claim that has been finally determined by arbitration pursuant thereto shall promptly be paid by the other parties. Any amounts required to be paid pursuant to this paragraph (d) and Section 2.2(c) shall be disregarded for purpose of the limitations contained in Sections 12.2(b), 12.2(c) and 12.3(b).

           13.13. Appointment of Shareholder Representative.

          (a) Herbert L. Semler hereby is appointed, authorized and empowered to act as a shareholder representative (the "Shareholder Representative"), for the benefit of the Shareholders, in connection with and to facilitate the consummation of the transactions contemplated by the Merger Agreement and the Documents. The Shareholder Representative shall be the Shareholders' exclusive agent and attorney-in-fact to act for and on behalf of each of them with respect to any and all actions which maybe necessary or appropriate under the Agreement or the Documents, which shall include the power and authority: (i) to execute and deliver such waivers and consents in connection with this Agreement and the Documents and the consummation of the transactions contemplated hereby and thereby as the Shareholder Representative, in his sole discretion, may deem necessary or desirable; (ii) to enforce or refrain from enforcing any rights of the Shareholders or any of them and/or the Shareholder Representative arising out of or under or in any manner relating to this Agreement or the Documents;
(iii) to do any and all things and to take any and all action that the Shareholder Representative, in his sole and absolute discretion, may consider necessary or proper or convenient in connection with or to carry out the transactions contemplated by this Agreement and the Documents.

          (b) All of the powers granted to the Shareholder Representative under this Agreement shall survive the Closing and/or any termination of the Merger Agreement.

          (c) Notwithstanding anything herein to the contrary, each Shareholder hereby acknowledges that neither Parent, Purchaser nor the Company shall have any responsibility or obligation whatsoever to any Shareholder or to any other party with respect to or arising out of any actions taken or any inaction by the Shareholder Representative and nothing contained herein shall limit or affect in any manner whatsoever the responsibilities or obligations of the Shareholder Representative to, howsoever arising, or release the Shareholder Representative from any liabilities with respect to, Parent, Purchaser or the Company.

          (d) Parent and Purchaser shall have the right to rely upon all actions taken or omitted to be taken by the Shareholder Representative pursuant to this Agreement and the Documents, all of which actions or omissions shall be legally binding upon the Shareholders.

          (e) The grant of authority provided for herein (i) is coupled with an interest and shall be irrevocable and survive the death, incompetency, bankruptcy or liquidation of any Shareholder; and (ii) shall survive the delivery of any assignment by a Shareholder of the whole or any fraction of his interest hereunder, including his Shareholder Percentage.


                                   ARTICLE XIV

                                    GLOSSARY

          14.1. Definitions. The following terms as used in this Agreement shall have the meaning indicated below.

          "Acquisition Proposal" means any proposal for a merger or other business combination to which the Company or any of its Affiliates is or would be a party, or involving the acquisition of any substantial interest in, or a substantial portion of the assets of, the Company or any of its Affiliates, other than the transaction with Purchaser contemplated by this Agreement.

          "Affiliate" means, with respect to any Person, any other person controlling, controlled by or under common control with, such Person.

          "Aggregate Option Exercise Proceeds" means the amount of proceeds the Company would have been entitled to receive upon the exercise in full of all Options (to the extent vested) which remain unexercised immediately prior to the Effective Time had such Options been so exercised prior to the Effective Time (for this purpose, all Options which are subject to Option Cancellation Agreements shall be considered as unexercised Options.).

          "Appraised Value" means the greater of: (i) $450,000 and (ii) the book value of the CompressAR Net Assets as of the date immediately prior to the Closing. The parties acknowledge that $450,000 reflects (i) the book value of the tangible assets of the CompressAR business as set forth in the appraisal dated May 31, 1998 prepared by David J. Schue, CFA, ASA, of Corporate Valuations, Inc. and (ii) the parties' agreed upon value for the intangible assets of the Compress AR business.

          "Approvals" means, collectively, permits, approvals, authorizations, registrations (including foreign product registrations), consents, clearances, licenses, franchises, concessions, orders, exemptions or other permits, in each case of all governmental or regulatory agencies, whether federal, state, local or foreign.

          "Associate" has the meaning set forth in Rule 12b-2 promulgated under the Securities Exchange Act of 1934, as amended.

          "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

          "Certificates" means all certificates which immediately prior to the Effective Time represented outstanding shares of Stock.

          "Code" means the Internal Revenue Code of 1986, as amended.

         "Company" means Instromedix, Inc., an Oregon corporation.

         "Company Debt" means all Indebtedness (including all accrued and unpaid interest, fees and penalties, if any) of the Company to United States Bank of Oregon under the Loan Agreement dated June 20, 1996, the $3,000,000 Promissory Note and Letter Agreement each dated October 3, 1997 and the $297,231.88 Promissory Note dated March 31, 1995.

         "CompressAR Business Liabilities" means any and all liabilities or Losses (whether or not disclosed on Schedule 7.12) whether contingent or fixed, actual or potential, known or unknown, substantially relating to the CompressAR business or any of the activities or business, plans or policies thereof, including, any such liability or Loss substantially resulting from, relating to or arising in respect of the transfer of the CompressAR business to Newco and any such liability or Loss substantially relating to or arising in respect of or any breach of any representation, warranty, covenant or agreement set forth in
Section 7.12 or substantially relating to or resulting from any transaction or event contemplated or engaged in pursuant to Section 7.12 (except to the extent taken into account in determining the Purchase Price) or any actions taken or not taken by the Company with respect to the CompressAR business, its operations or business including all obligations to employees or former employees (including those whose activities for the Company were required by or were dedicated substantially to, the activities relating to the conduct of the business or activities of the CompressAR business) in respect of any compensation, severance, COBRA obligation or Benefit Plans or otherwise.

         "Documents"   means  and  includes  and  is  deemed  to  refer  to  all
instruments, certificates, documents and agreements to be executed and/or delivered herewith or in connection with the transactions contemplated hereby.

          "Encumbrances" means all mortgages, deeds of trust, claims, security interests, liens, pledges, leases, subleases, charges, escrows, options, proxies, rights of occupancy, rights of first refusal, preemptive rights, covenants, conditional limitations, hypothecations, prior assignments, easements, title retention agreements, indentures, security agreements or any other encumbrances of any kind.

          "Environmental Costs and Liabilities" means any and all liabilities, obligations, damages, deficiencies, losses, fines, penalties, judgments, assessments, costs and expenses (including. without limitation, reasonable fees, costs and disbursements of legal counsel, experts, engineers and consultants) arising from (a) any violation by the Company of Environmental Laws or Environmental Permits, including any costs incurred to remedy any such violation; (b) any Remedial Action with respect to any property currently or formerly owned by the Company; (c) damages to property or natural resources resulting from the Release by the Company of Hazardous Materials at any property currently or formerly owned by the Company; (d) human exposure to Hazardous Materials in connection with the Company's operations or (e) the Release of Hazardous Materials at any property at which any Hazardous Material generated by the Company was disposed of.

           "Environmental Law" means any and all foreign, federal, state and local statutes, ordinances, regulations, rules and judicial or administrative decisions and orders relating to environmental quality, pollution control, natural resources, health, safety, the handling and disposal of Hazardous Materials, contamination and clean-up, including, without limitation, the Clean Air Act, 42 U.S.C. Section 7401 et seq.; the Clean Water Act, 33 U.S.C. Section 1251 et seq., and the Water Quality Act of 1987; the Federal Insecticide, Fungicide, and Rodenticide Act 7 U.S.C. Section 136 et seq.; the Marine Protection, Research and Sanctuaries Act, 33 U.S.C. Section 1401 et seq.; the National Environmental Policy Act, 42 U.S.C. Section 4321 et seq.; the Noise Control Act, 42 U.S.C. Section 4901 et seq.; the Occupational Safety and Health Act, 29 U.S.C. Section 651 et seq.; the Resource Conservation and Recovery Act 42 U.S.C. Section 6901 et seq., as amended by the Hazardous and Solid Waste Amendments of 1984; the Safe Drinking Water Act; 42 U.S.C. Section 300f et seq.; CERCLA; the Toxic Substances Control Act 15 U.S.C. Section 2601 et seq.; the Atomic Energy Act, 42 U.S.C. Section 2011 et seq., and the Nuclear Waste Policy Act of 1982, 42 U.S.C. Section 10101 et seq.; and state and local environmental statutes and ordinances with implementing regulations and rules.

          "Environmental Permits" means any permit, Approval, authorization, license, variance, registration or permission required under any applicable Environmental Law.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the applicable regulations promulgated thereunder.

          "Excess Transactional Expenses" means the excess, if any, of:
(a) the entire amount of all Transactional Expenses over (b) $1,000,000.

          "FDA" means the United States Food and Drug Administration.

          "Federal Tax" means any tax imposed under the Code.

          "Final Payment Date" means the later to occur of: (a) the Effective Time or (b) the earlier to occur of (i) the first business day after the expiration of the thirty-five (35) day period commencing on the date hereof or
(ii) the receipt by Parent of proceeds of not less than $45,000,000 of subordinated debt financing.

          "Governmental Authority" means any foreign, United States, Federal, State, municipal or other governmental department, commission, administration, board, bureau, agency or instrumentality.

          "GAAP" means generally accepted accounting principles.

          "Hazardous Material" means any of the following, including mixtures thereof: any substance, pollutant, contaminant, waste, by-product or constituent regulated under or subject to the requirements of the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601 et seq.; oil and petroleum products and natural gas, natural gas liquids, liquefied natural gas and synthetic gas usable for fuel; pesticides regulated under the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. Section 136 et seq.; asbestos and asbestos-containing materials, PCB's, urea formaldehyde foam insulation and other substances regulated under the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq.; source material, special nuclear material, by-product material and any other radioactive materials or radioactive wastes, however produced, regulated under the Atomic Energy Act or the Nuclear Waste Policy Act of 1982; chemicals subject to the OSHA Hazard Communication Standard, 29 C.F.R. ss. 1910.1200 et seq.; industrial process and pollution control wastes, whether or not hazardous within the meaning of the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq; medical waste and special waste; and any other substance defined in or regulated under Environmental Laws.

          "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

         "Indebtedness" means, with respect to any Person, any indebtedness, secured or unsecured, (a) in respect of borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof), and evidenced by bonds, notes, debentures or similar instruments or letters of credit, to the extent of the face value thereof (or, in the case of evidence of indebtedness issued at a discount, the current accreted value thereof) or (b) representing the balance deferred and unpaid of the purchase price of property or services (other than accounts payable (including trade payables) in the ordinary course of business) and shall also include, to the extent not otherwise included, (i) any capitalized lease obligations and (ii) the face value of guaranties of items of other Persons which would be included within this definition for such other Persons (whether or not such items would appear upon the balance sheet of the guarantor).

         "Initial Percentage" means the percentage obtained by multiplying 100% by a fraction, the numerator of which shall be the difference between $25,000,000 and the aggregate Option Value of all Options subject to Option Cancellation Agreements (rounded to the nearest $0.00001) and the denominator of which shall be the Merger Consideration.

         "Intellectual Property" means, together, all Listed
Intellectual Property and all Other Intellectual Property.

         "IRS" means the United States Internal Revenue Service.

         "Legal Proceeding" means any judicial, administrative or arbitral actions, suits, investigations, proceedings (public or private) or governmental proceedings.

          "Material Adverse Effect" means with respect to any Person, any change or effect that has or that is reasonably likely to have a material adverse effect on the condition (financial or otherwise), results of operations, business, prospects or assets of such Person and its Subsidiaries taken as a whole (other than as a result of changes in general economic or political conditions generally or in general economic or political conditions applicable to the health care industry generally).

         "Merger" has the meaning set forth in the recitals to this Agreement.

         "Merger Consideration" means the aggregate amount in dollars into which the total number of shares of Stock are to be converted at the Effective Time pursuant to Section 2.1(b).

         "Millennium Compliant" means the ability to provide the following functions: consistently handle date information before, during and after January 1, 2000, including, but not limited to, accepting date input, providing the date output, and performing calculations on dates or portions of dates; function accurately and without interruption before, during and after January 1, 2000, without any change in operations associated with the advent of the new century; respond to two-digit date input in a way that resolves any ambiguity as to century in a disclosed, defined and predetermined manner; and store and provide output of date information in ways that are unambiguous as to century.

         "Newco" means Semler Technologies, Inc., an Oregon corporation wholly-owned by the Semlers.

         "OBCA" means the Oregon Business Corporation Act.

         "Option Value" means with respect to the portion of any Option which is vested as of immediately prior to the Effective Time, an amount equal to the difference between: (a) the Per Share Merger Consideration for each share of Stock subject to the vested portion of such Option and (b) the aggregate exercise price for all shares of Stock subject to the vested portion of such Option.

         "Other Intellectual Property" means all trade secrets, proprietary software or hardware, proprietary technology, technical information, discoveries, designs and other proprietary rights, whether or not patentable and confidential information (including, without limitation, know-how, processes and technology) used in the conduct of the Company's business or in which it has an interest (but not including the Listed Intellectual Property).

        "Other Shareholder" means any Shareholder other than either of the Semler Trusts.

         "Per Share Merger Consideration" means an amount in dollars (rounded to the nearest $0.00001) determined by dividing (a) an amount equal to the sum of
(i) the Purchase Price and (ii) the Aggregate Option Exercise Proceeds, by (b) an amount equal to the sum of (i) the number of shares of Stock outstanding immediately prior to the Effective Time and (ii) the aggregate number of shares of Stock subject to Options (to the extent vested) which remain unexercised immediately prior to the Effective Time (for this purpose, the Semler Option and all other Options which are subject to Option Cancellation Agreements shall be considered as unexercised Options).

         "Permitted Lien" means (i) any encumbrances disclosed on any Financial Statement; (ii) Tax Liens which are not yet due and payable or which are being contested in good faith and, with respect to which have adequately been provided for on applicable financial statements (whether or not required to be disclosed under GAAP); (iii) liens incurred in the ordinary course of business in connection with workers compensation, unemployment insurance and other types of social security benefits; (iv) mechanics', carriers', workmen's, repairmen's or other like liens arising out of or incurred in the ordinary course of business;
(v) liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business; (vi) liens created by or existing from any litigation or legal proceeding that is being contested and (vii) with respect to real property and interests therein, easements (including, without limitation, reciprocal easement agreements and utility agreements), zoning requirements, rights of way, covenants, consents, agreements, reservations, encroachments, variances and other similar restrictions, charges or encumbrances (whether or not recorded) that do not, individually or in the aggregate, impair the continued use and operation of the assets to which they relate the applicable business.

         "Person" and "person" means any natural person and any corporation, trust, partnership, limited liability partnership, limited liability company, limited liability corporation, venture or business entity.

         "Purchase Price" means: (a) $51,000,000 plus (b) if the CompressAR Net Assets are purchased by Newco pursuant to Section 7.12, the sum of: (i) sixty percent (60%) of the excess, if any, of the Appraised Value over the book value of the CompressAR Net Assets (as set forth in the Closing Certificate) and (ii) the book value of the CompressAR Net Assets (as set forth in the Closing Certificate) minus (c) the excess, if any, of (i) the amount of Transactional Expenses as reflected in the Closing Certificate over (ii)$1,000,000 minus (d) the greater of any Net Current Assets Shortfall or the Shareholders' Equity Shortfall as reflected in the Closing Certificate.

         "Related Party Agreements" means the following collectively: (A) LOAN AND STOCK OPTION AGREEMENT dated June 12, 1991, by and among the Company, Herbert J. Semler, individually and as Trustee U/T/A dtd 05/25/93 FBO Herbert J. Semler, and Shirley L. Semler, individually and as Trustee U/T/A dtd 05/25/93 FBO Shirley L. Semler, and CCI; (b) LOAN MODIFICATION AGREEMENT dated as of June 20, 1996 by and among the Company, Herbert J. Semler, individually and as Trustee U/T/A dtd 05/25/93 FBO Herbert J. Semler, and Shirley L. Semler, individually and as Trustee U/T/A dtd 05/25/93 FBO Shirley L. Semler, and CCI and Side Letter Agreement (interest calculation) in connection with the Loan Modification Agreement dated as of June 20, 1996; (C) AMENDMENT, EXERCISE AND TERMINATION OF STOCK OPTION AGREEMENT dated as of June 20, 1996, as amended, by and among the Company, Herbert J. Semler, individually and as Trustee U/T/A dtd 05/25/93 FBO Herbert J. Semler, and Shirley L. Semler, individually and as Trustee U/T/A dtd 05/25/93 FBO Shirley L. Semler, and CCI; (D) REGISTRATION RIGHTS AGREEMENT dated as of June 20, 1996 by and among the Company, Herbert J. Semler, individually and as Trustee U/T/A dtd 05/25/93 FBO Herbert J. Semler, and Shirley L. Semler, individually and as Trustee U/T/A dtd 05/25/93 FBO Shirley L. Semler and

CCI; (e) INSTROMEDIX, INC. BUY-SELL AGREEMENT dated as of June 10,1996 by and among the Company, Herbert J. and Shirley L. Semler, Trustees, and Gregory T. Semler; (F) VOTING AGREEMENT dated as of June 10, 1996 by and among the Company Herbert J. Semler, Shirley L. Semler and Gregory T. Semler and Amendment No. 1 to the Voting Agreement dated July 1, 1996; (g) STOCK PURCHASE AND PLEDGE AGREEMENT dated June 10, 1996 by and between Herbert J. Semler, Trustee U/T/A dtd 05/25/93 FBO Herbert J. Semler, and Shirley L. Semler, Trustee U/T/A dtd 05/25/93 FBO Shirley L. Semler and Gregory T. Semler; and (h) STOCK PLEDGE AND ASSIGNMENT FOR SECURITY dated June 17, 1991 by and among Herbert J. Semler, Shirley L. Semler, individually and as trustees of the Shirley L. Semler
Family Trust and the Herbert J. Semler Family Trust, and CCI.

                  "Release" means any discharge, emission, spill, leakage, deposit, injection, migration on or into the indoor or outdoor environment or into or out of any property, including, but not limited to, a "Release" as defined in CERCLA at 42 U.S.C. ss. 9601(22).

                  "Remaining Percentage" means 100% minus the Initial
Percentage.

                  "Remedial Action" means all actions, including any capital expenditures, required by any Governmental Authority or under any Environmental Laws or which a reasonable Person would undertake voluntarily to (i) clean up, remove, treat, or in any other way address any Hazardous Materials or other substance; (ii) prevent the Release or threat of Release, or minimize the further Release of any Hazardous Materials; (iii) perform pre-remedial studies and investigations or post- remedial monitoring, operations, maintenance and care; or (iv) bring facilities and operations at or on any property owned, operated or leased by the Company and its Affiliates into compliance with all Environmental Laws and Environmental Permits.

                  "Rights" means any right (including, without limitation, conversion or exchange right); option; warrant; call; put or similar commitment of any character, authorized, granted or issued; right to acquire, or to require purchase of, any security; right to acquire an equity interest, or any interest measured by income, profits or any results of operations or by the value of any stock, or any similar or related right or interest.

                  "Semler Option" means the options to purchase 500,000 shares of Voting Common Stock granted under the Stock Option Agreement dated January 5, 1996 between the Company and Gregory T. Semler, as amended by the Separation Agreement between the Company and Gregory T. Semler dated as of November 8, 1996.

                  "Semler Trusts" means collectively, the Herbert J. Semler Family Trust established under Trust Agreement dated May 25, 1993 for the benefit of Herbert J. Semler and the Shirley L. Semler Family Trust established under Trust Agreement dated May 25, 1993 for the benefit of Shirley M. Semler.

                  "Senior Credit Agreement" means the Credit Agreement dated as of November 26, 1996 among Advanced Medical, Inc., IMED Corporation, various lending institutions, Bankers Trust Company, Banque Paribas and Donaldson Lufkin & Jenrette Securities Corporation.

                  "Shareholder Consent" has the meaning set forth in the recitals to this Agreement.

                  "Shareholder Indebtedness" means the aggregate amount of the Shareholder Notes together with accrued and unpaid interest thereon through the Final Payment Date; provided that, from the Closing Date through the Final
Payment Date, interest on the Shareholder Notes shall accrue at the interest rate in effect on the Closing Date under the Company's term loan with United States National Bank of Oregon and each Shareholder Note shall be deemed to be amended accordingly.

                  "Shareholder Notes" means the outstanding indebtedness of the Semlers to the Company pursuant to the promissory notes listed on Schedule 4.1(c).

          "Shareholder Percentage" means with respect to any Shareholder, 100% multiplied by a fraction, the numerator of which shall be the number of shares of Stock owned by such Shareholder immediately prior to the Effective Time and the denominator of which shall be the total number of shares of Stock outstanding immediately prior to the Effective Time.

              "Stock" means the Voting Common Stock and the Non-Voting Common Stock of the Company, collectively.

              "Stock Option Plan" means the stock option plan adopted by the Board of Directors of the Company in 1992, as amended.

           "Subsidiary" means with respect to any Person, (a) each corporation, partnership, joint venture or other legal entity of which such Person owns, either directly or indirectly, more than 50% of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or similar governing body of such corporation, partnership, joint venture or other legal entity, (b) each partnership in which such Person or another Subsidiary of such Person is the general or managing partner and (c) each limited liability company in which such Person or another Subsidiary of such Person is the managing member or otherwise controls (by contract, through ownership of membership interests or otherwise).

                  "Surviving Corporation" has the meaning set forth in the recitals to this Agreement.

          "Tax" or "Taxes" means all taxes, charges, fees, imposts, duties, levies or other assessments by any Taxing Authority, including (without limitation), all net income, alternative or add-on minimum, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property, estimated, together with any interest and any penalties, fines, additions to tax or additional amounts (whether disputed or not) imposed by any Taxing Authority (domestic or foreign) and shall include any transferee liability in respect of Taxes.

                  "Taxing Authority" means any Governmental Authority.

            "Tax Lien" or "Tax Liens" means any Encumbrance relating to Taxes, other than a lien of the type described in clause (ii) of the definition of Permitted Liens.

         "Tax Return" or "Tax Returns" means any United States Federal, state, local and/or foreign return, declaration, report, claim for refund, or information return or statement relating to Taxes, including all schedules and attachments thereto, and including any amendment thereof.

         "Transactional Expenses" means all costs and expenses of any nature whatsoever incurred by the Company at any time (including prior to the date of this Agreement) or for which the Company has become or may become liable in the future (including such amounts which Purchaser pays pursuant to Section 13.7) in connection with the negotiation, preparation and execution of this Agreement or the consummation of the transactions contemplated hereby, including fees and expenses of BT Alex.Brown; Latham & Watkins; Stoel Rives LLP; Kolisch Hartwell, Dickinson, McCormack & Heuser; and Price Waterhouse LLP.

         14.2. Terms Defined Elsewhere in the Agreement. For purposes of this Agreement, the following terms shall have the meanings set forth in the section indicated:

Term                                                 Section

Articles of Merger                                   1.2
Assignee                                             13.5
Balance Sheet                                        4.6
Balance Sheet Date                                   4.6
Benefit Plans                                        4.14
BT Alex. Brown                                       4.19
CCI                                                  3.1
Certificates                                         2.4
Closing                                              1.3
Closing Balance Sheet                                2.2
Closing Certificate                                  9.10
Closing Date                                         1.3
Company Representatives                              7.9
CompressAR Net Assets                                7.12
Confidentiality Agreement                            6.2
Defined Benefit Plan                                 4.14
Disputed Amount                                      2.2
Due Date                                             2.2
Effective Time                                       1.2
Employee Benefit Plan                                4.14
Employee Pension Benefit Plans                       4.14
Employee Welfare Benefit Plans                       4.14
Employees                                            4.14
Final Closing Balance Sheet                          2.2
Final Determination                                  12.6
Financial Statements                                 4.6
First Business Day                                   2.1
501(k)                                               4.23
Forms 483s                                           4.23

IDE                                                  4.23
Indemnified Party                                    12.4
Indemnifying Party                                   12.4
Initiating Person                                    13.12
Intellectual Property Claim                          12.4
Leased Real Property                                 4.9
Listed Intellectual Property                         4.1
Losses                                               12.2
Minimum Amount                                       12.2
Multiemployer Plan                                   4.14
Multiple Employer Plan                               4.14
Net Current Assets Shortfall                         2.2
1997 Special Purpose Balance Sheet                   4.6
1997 Special Purpose Statement of Operations4.6
Non-Voting Common Stock                              4.3
Option and Options                                   2.1
Option Cancellation Agreement                        2.1
Option Notice Period                                 7.14
PaceArt Matter                                       6.1
PMA                                                  4.23
Purchaser Indemnitee                                 12.2
Ralin License Agreement                              4.10
Scheduled Closing Date                               1.3
Shareholder Representative                           13.7
Shareholders' Equity Shortfall                       2.2
Total Option Cancellation Amount                     2.1
Voting Common Stock                                  4.3

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Plan of Merger to be duly executed the day and year first above written.


                              ALARIS MEDICAL, INC.


                              By: -------------------------------------
                                  Name:
                                  Title:

                              INSTROMEDIX, INC.


                              By:--------------------------------------
                                 Name:
                                 Title:



                                ----------------------------
                                 Herbert J. Semler



                                ----------------------------
                                 Shirley L. Semler


                                 SHAREHOLDERS



                                ----------------------------
                                 Shelli Joy Semler



                                ----------------------------
                                 Gregory T. Semler



                                ----------------------------
                                 Jill Ann Semler Rubinstein

                                 ----------------------------
                                  H. Eric Semler



                                 ----------------------------
                                 Matthew D. Semler


                                 ----------------------------
                                 Herbert J. Semler Family Trust



                                 By:----------------------------
                                 Herbert J. Semler, Trustee


                                 ----------------------------
                                 Shirley L. Semler Family Trust



                                 By:----------------------------
                                 Shirley L. Semler, Trustee



                                 Capital Consultants, Inc.



                                  By:----------------------------
                                     Name:
                                     Title:





        [continuation of signature page to Agreement and Plan of Merger]

                          ALARIS MEDICAL SYSTEMS, INC.


                         By:----------------------------
                                      Name:
                                     Title:
















        [continuation of signature page to Agreement and Plan of Merger]